EXHIBIT 10.3

CREDIT AGREEMENT

among

THE DAVEY TREE EXPERT COMPANY,

as Borrower,

VARIOUS LENDING INSTITUTIONS,

as Banks,

KEYBANK NATIONAL ASSOCIATION,

as Lead Arranger, Syndication Agent and Administrative Agent

and

NATIONAL CITY BANK,

Documentation Agent

Dated as of
November 8, 2002

i

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		Page

SECTION 10.14	INVESTMENT PURPOSE	46
SECTION 10.15	ENTIRE AGREEMENT	46
SECTION 10.16	GOVERNING LAW; SUBMISSION TO JURISDICTION	46
SECTION 10.17	LEGAL REPRESENTATION OF PARTIES	46
SECTION 10.18	JURY TRIAL WAIVER	47

v

This CREDIT AGREEMENT (as the same may from time to time be amended, restated or otherwise modified, this "Agreement") is made effective as of the 8th day of November, 2002, among:

     (i)       THE DAVEY TREE EXPERT COMPANY, an Ohio corporation ("Borrower");

     (ii)      the lending institutions named in Schedule 1 hereto (collectively, "Banks" and, individually, "Bank");

     (iii)     KEYBANK NATIONAL ASSOCIATION, as Lead Arranger, Syndication Agent and
               Administrative Agent for the Banks under this Agreement ("Agent"); and

     (iv)     NATIONAL CITY BANK, as Documentation Agent.

WITNESSETH:

WHEREAS, Borrower and the Banks desire to contract for the establishment of credits in the aggregate principal amounts hereinafter set forth, to be made available to Borrower upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, it is mutually agreed as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

"Acquisition" shall mean any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of any Person, or any business or division of any Person, (b) the acquisition of in excess of fifty percent (50%) of the stock (or other equity interest) of any Person, or (c) the acquisition of another Person (other than a Company) by a merger or consolidation or any other combination with such Person.

"Advantage" shall mean any payment (whether made voluntarily or involuntarily, by offset of any deposit or other indebtedness or otherwise) received by any Bank in respect of the Debt, if such payment results in that Bank having less than its pro rata share of the Debt then outstanding, than was the case immediately before such payment.

"Affiliate" shall mean any Person, directly or indirectly, controlling, controlled by or under common control with a Company and "control" (including the correlative meanings, the terms "controlling", "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Company, whether through the ownership of voting securities, by contract or otherwise.

"Agent Fee Letter" shall mean the Agent Fee Letter, dated as of the date hereof, between Borrower and Agent, as the same may from time to time be amended, restated or otherwise modified.

"Applicable Commitment Fee Rate" shall mean:

     (a)     for the period from the Closing Date through November 30, 2002, thirty (30) basis points; and

     (b)     commencing with the financial statements for the fiscal quarter ending September 30, 2002, the number of basis points set forth in the following matrix, based upon the result of the computation of the Leverage Ratio, shall be used to establish the number of basis points that will go into effect on December 1, 2002 and thereafter:

Leverage Ratio	Applicable Commitment Fee Rate
Greater than or equal to 2.50 to 1.00	45
Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	35
Greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00	30
Greater than or equal to 1.00 to 1.00 but less than 1.50 to 1.00	25
Less than 1.00 to 1.00	20

Changes to the Applicable Commitment Fee Rate shall be effective on the first day of the month following the date upon which Agent received, or, if earlier, Agent should have received, pursuant to Section 5.3 (a) or (b) hereof, the financial statements of the Companies.  The above matrix does not modify or waive, in any respect, the requirements of Section 5.7 hereof, the rights of the Banks to charge the Default Rate, or the rights and remedies of Agent and the Banks pursuant to Articles VII and VIII hereof.

"Applicable LIBOR Margin" shall mean:

     (c)     for the period from the Closing Date through November 30, 2002, one hundred fifty (150) basis points; and

     (d)     commencing with the financial statements for the fiscal quarter ending September 30, 2002, the number of basis points set forth in the following matrix, based upon the result of the computation of the Leverage Ratio, shall be used to establish the number of basis points that will go into effect on December 1, 2002 and thereafter:

Leverage Ratio	Applicable LIBOR Margin
Greater than or equal to 2.50 to 1.00	200
Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	175
Greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00	150
Greater than or equal to 1.00 to 1.00 but less than 1.50 to 1.00	125
Less than 1.00 to 1.00	100

Changes to the Applicable LIBOR Margin shall be effective on the first day of the month following the date upon which Agent received, or, if earlier, Agent should have received, pursuant to Section 5.3 (a) or (b) hereof, the financial statements of the Companies. The above matrix does not modify or waive, in any respect, the requirements of Section 5.7 hereof, the rights of the Banks to charge the Default Rate, or the rights and remedies of Agent and the Banks pursuant to Articles VII and VIII hereof.

"Assignment Agreement" shall mean an Assignment and Acceptance Agreement in the form of the attached Exhibit D.

"Balance Sheet Leverage Ratio" shall mean, as of any date, on a Consolidated basis and in accordance with GAAP, the ratio of (a) Funded Indebtedness to (b) Total Capitalization, as of such date.

"Base Rate" shall mean a rate per annum equal to the greater of (a) the Prime Rate or (b) one-half of one percent (1/2%) in excess of the Federal Funds Effective Rate.  Any change in the Base Rate shall be effective immediately from and after such change in the Base Rate.

"Base Rate Loan" shall mean a Loan described in Section 2.1 hereof on which Borrower shall pay interest at a rate based on the Base Rate.

"Business Day" shall mean a day of the year on which banks are not required or authorized to close in Cleveland, Ohio, and, if the applicable Business Day relates to any LIBOR Loan, on which dealings are carried on in the London interbank eurodollar market.

"Change in Control" shall mean (a) the acquisition, or, if earlier, the shareholder or director approval of the acquisition, ownership or voting control, directly or indirectly, beneficially or of record, on or after the Closing Date, by any Person or group (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934, as then in effect), of shares representing more than thirty-three percent (33%) of the aggregate ordinary Voting Power represented by the issued and outstanding capital stock of Borrower; (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of Borrower by Persons who were neither (i) nominated by the board of directors of Borrower nor (ii) appointed by directors so nominated; or (c) the approval by the shareholders or directors of Borrower of a plan of complete liquidation of Borrower or an agreement or agreements for the sale or disposition by Borrower of all or substantially all of Borrower's assets.

"Closing Date" shall mean the effective date of this Agreement.

"Closing Fee Letter" shall mean the Closing Fee Letter, dated as of the date hereof, from Borrower to the Banks.

"Code" shall mean the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

"Commitment" shall mean the obligation hereunder of the Banks to make Loans pursuant to the Revolving Credit Commitments and to participate in the issuance of Letters of Credit up to the Total Commitment Amount during the Commitment Period.

"Commitment Percentage" shall mean, for each Bank, the percentage set forth opposite such Bank's name under the column headed "Commitment Percentage" as described in Schedule 1 hereto.

"Commitment Period" shall mean the period from the Closing Date to November 8, 2005, or such earlier date on which the Commitment shall have been terminated pursuant to Article VIII hereof.

"Company" shall mean Borrower or a Subsidiary.

"Companies" shall mean Borrower and all Subsidiaries.

"Compliance Certificate" shall mean a certificate, substantially in the form of the attached Exhibit C.

"Consolidated" shall mean the resultant consolidation of the financial statements of Borrower and its Subsidiaries in accordance with GAAP, including principles of consolidation consistent with those applied in preparation of the consolidated financial statements referred to in Section 6.13 hereof.

"Consolidated Depreciation and Amortization Charges" shall mean, for any period, the aggregate of all depreciation and amortization charges for fixed assets, leasehold improvements and general intangibles (specifically including goodwill) of Borrower for such period, as determined on a Consolidated basis and in accordance with GAAP.

"Consolidated EBIT" shall mean, for any period, on a Consolidated basis and in accordance with GAAP, Consolidated Net Earnings for such period (exclusive of nonrecurring noncash gains or losses recorded in accordance with SFAS 133, Accounting for Derivatives) plus the aggregate amounts deducted in determining such Consolidated Net Earnings in respect of (a) income taxes, and (b) Consolidated Interest Expense.

"Consolidated EBITDA" shall mean, for any period, on a Consolidated basis and in accordance with GAAP, Consolidated EBIT, plus Consolidated Depreciation and Amortization Charges.

"Consolidated Interest Expense" shall mean, for any period, interest expense of Borrower for such period, as determined on a Consolidated basis and in accordance with GAAP.

"Consolidated Net Earnings" shall mean, for any period, the net income (loss) of Borrower for such period, as determined on a Consolidated basis and in accordance with GAAP.

"Consolidated Net Worth" shall mean, at any date, the Consolidated stockholders' equity of Borrower, determined as of such date in accordance with GAAP.

"Controlled Group" shall mean a Company and each Person required to be aggregated with a Company under Code Sections 414(b), (c), (m) or (o).

"Davey ESOT" shall mean, collectively, the Davey 401KSOP and ESOP.

"Debt" shall mean, collectively, all Indebtedness incurred by Borrower to the Banks pursuant to this Agreement and includes the principal of and interest on all Notes and each extension, renewal or refinancing thereof in whole or in part, the commitment fees, other fees and any prepayment fees and other amounts payable hereunder.

"Default" shall mean an event or condition that constitutes, or with the lapse of any applicable grace period or the giving of notice or both would constitute, an Event of Default and that has not been waived by the Required Banks (or all of the Banks, as the case may be) in writing.

"Default Rate" shall mean a rate per annum equal to two percent (2%) in excess of the Base Rate from time to time in effect.

"Derived LIBOR Rate" shall mean a rate per annum equal to the sum of the Applicable LIBOR Margin (from time to time in effect) plus the LIBOR Rate.

"Environmental Laws" shall mean all provisions of law, statutes, ordinances, rules, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by the government of the United States of America or by any state or municipality thereof or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing concerning health, safety and protection of, or regulation of the discharge of substances into, the environment.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated pursuant thereto.

"ERISA Event" shall mean (a) the existence of any condition or event with respect to an ERISA Plan that presents a risk of the imposition of an excise tax or any other liability on a Company or of the imposition of a Lien on the assets of a Company; (b) a Controlled Group member has engaged in a non-exempt "prohibited transaction" (as defined under ERISA Section 406 or Code Section 4975) or a breach of a fiduciary duty under ERISA that could result in liability to a Company; (c) a Controlled Group member has applied for a waiver from the minimum funding requirements of Code Section 412 or ERISA Section 302 or a Controlled Group member is required to provide security under Code Section 401(a)(29) or ERISA Section 307; (d) a Reportable Event has occurred with respect to any Pension Plan as to which notice is required to be provided to the PBGC; (e) a Controlled Group member has withdrawn from a Multiemployer Plan in a "complete withdrawal" or a "partial withdrawal" (as such terms are defined in ERISA Sections 4203 and 4205, respectively); (f) a Multiemployer Plan is in or is likely to be in reorganization under ERISA Section 4241; (g) an ERISA Plan (and any related trust) that is intended to be qualified under Code Sections 401 and 501 fails to be so qualified or any "cash or deferred arrangement" under any such ERISA Plan fails to meet the requirements of Code Section 401(k); (h) the PBGC takes any steps to terminate a Pension Plan or appoint a trustee to administer a Pension Plan, or a Controlled Group member takes steps to terminate a Pension Plan; (i) a Controlled Group member or an ERISA Plan fails to satisfy any requirements of law applicable to an ERISA Plan; (j) a claim, action, suit, audit or investigation is pending or threatened with respect to an ERISA Plan, other than a routine claim for benefits or an audit initiated by Borrower; or (k) a Controlled Group member incurs or is expected to incur any liability for post-retirement benefits under any Welfare Plan, other than as required by ERISA Section 601, et. seq. or Code Section 4980B.

"ERISA Plan" shall mean an "employee benefit plan" (within the meaning of ERISA Section 3(3)) that a Controlled Group member at any time sponsors, maintains, contributes to, has liability with respect to or has an obligation to contribute to such plan.

"Eurocurrency Reserve Percentage" shall mean, for any Interest Period in respect of any LIBOR Loan, as of any date of determination, the aggregate of the then stated maximum reserve percentages (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, applicable to such Interest Period (if more than one such percentage is applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) by the Board of Governors of the Federal Reserve System, any successor thereto, or any other banking authority, domestic or foreign, to which a Bank may be subject in respect to eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Federal Reserve Board) or in respect of any other category of liabilities including deposits by reference to which the interest rate on LIBOR Loans is determined or any category of extension of credit or other assets that include the LIBOR Loans.  For purposes hereof, such reserve requirements shall include, without limitation, those imposed under Regulation D of the Federal Reserve Board and the LIBOR Loans shall be deemed to constitute Eurocurrency Liabilities subject to such reserve requirements without benefit of credits for proration, exceptions or offsets that may be available from time to time to any Bank under said Regulation D.

"Event of Default" shall mean an event or condition that constitutes an event of default as defined in Article VII hereof.

"Federal Funds Effective Rate" shall mean, for any day, the rate per annum (rounded upward to the nearest one one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the Closing Date.

"Financial Officer" shall mean any of the following officers: the Chairman, President, Chief Executive Officer, Chief Financial Officer, Treasurer and Corporate Controller.

"Foreign Subsidiary" shall mean a Subsidiary that is organized outside of the United States.

"Funded Indebtedness" shall mean all Indebtedness for borrowed money and capitalized leases, including, but not limited to, current, long-term and Subordinated Indebtedness (other than unsecured Subordinated Indebtedness incurred pursuant to Section 5.8(e) hereof) and Synthetic Lease Indebtedness, if any; provided, however, that (a) any Synthetic Lease Indebtedness that is fully cash collateralized pursuant to documentation satisfactory to Agent and the Required Banks shall not be deemed to be Funded Indebtedness and (b) the following shall not be deemed to be "funded": (i) reimbursement obligations (contingent or otherwise) under any letter of credit, so long as such obligations remain solely contingent obligations, (ii) obligations with respect to any Hedge Agreement, so long as such obligations remain solely contingent obligations, and (iii) self-insurance liabilities incurred pursuant to Section 5.8(b) hereof.

"GAAP" shall mean generally accepted accounting principles from time to time in effect in the United States of America, applied on a consistent basis.

"Guarantor" shall mean a Person that pledges its credit or property in any manner for the payment or other performance of the indebtedness, contract or other obligation of another and includes (without limitation) any guarantor (whether of payment or of collection), surety, co-maker, endorser or Person that agrees conditionally or otherwise to make any purchase, loan or investment in order thereby to enable another to prevent or correct a default of any kind.

"Guarantor of Payment" shall mean each of the Companies set forth on Schedule 2 hereof, that are each executing and delivering a Guaranty of Payment, or any other Person that shall deliver a Guaranty of Payment to Agent subsequent to the Closing Date.

"Guaranty of Payment" shall mean each of the Guaranties of Payment of Debt executed and delivered on or after the Closing Date in connection herewith by the Guarantors of Payment, as the same may from time to time be amended, restated or otherwise modified.

"Hedge Agreement" shall mean any hedge agreement, interest rate swap, cap, collar or floor agreement, or other interest rate management device entered into by Borrower with Agent or any of the Banks in connection with the Debt.

"Indebtedness" shall mean, for any Company (excluding in all cases trade payables payable in the ordinary course of business by such Company), without duplication, (a) all obligations to repay borrowed money, direct or indirect, incurred, assumed, or guaranteed, (b) all obligations for the deferred purchase price of capital assets, (c) all obligations under conditional sales or other title retention agreements, (d) all obligations (contingent or otherwise) under any letter of credit, banker's acceptance, currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device, (e) all Synthetic Lease Indebtedness, (f) all lease obligations that have been or should be capitalized on the books of such Company in accordance with GAAP, (g) all obligations of such Company with respect to asset securitization financing programs to the extent that there is recourse against such Company or such Company is liable (contingent or otherwise) under any such program, (h) all obligations to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person, (i) any other transaction (including forward sale or purchase agreements) having the commercial effect of a borrowing of money entered into by such Company to finance its operations or capital requirements and (j) all guarantees of any of the foregoing Indebtedness by any Company.

"Interest Adjustment Date" shall mean the last day of each Interest Period.

"Interest Period" shall mean, with respect to any LIBOR Loan, the period commencing on the date such LIBOR Loan is made and ending on the last day of such period, as selected by Borrower pursuant to the provisions hereof, and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of such period, as selected by Borrower pursuant to the provisions hereof.  The duration of each Interest Period for any LIBOR Loan shall be one (1) month, two (2) months, three (3) months, or six (6) months, in each case as Borrower may select upon notice, as set forth in Section 2.2 hereof, provided that: (a) if Borrower fails to so select the duration of any Interest Period, Borrower shall be deemed to have converted such LIBOR Loan to a Base Rate Loan at the end of the then current Interest Period; and (b) Borrower may not select any Interest Period for a LIBOR Loan that ends after any date when principal is due on such LIBOR Loan.

"Letter of Credit" shall mean any standby letter of credit that shall be issued by Agent for the benefit of Borrower or a Guarantor of Payment, including amendments thereto, if any, and shall have an expiration date no later than the earlier of  (a) one (1) year after its date of issuance or (b) thirty (30) days prior to the last day of the Commitment Period.

"Letter of Credit Commitment" shall mean the commitment of Agent, on behalf of the Banks, to issue Letters of Credit in an aggregate outstanding face amount of up to Thirty Million Dollars ($30,000,000), during the Commitment Period, on the terms and conditions set forth in Section 2.1B hereof.

"Letter of Credit Exposure" shall mean the sum of (a) the aggregate undrawn face amount of all issued and outstanding Letters of Credit, and (b) the aggregate of the draws made on Letters of Credit that have not been reimbursed by Borrower or converted to a Revolving Loan pursuant to Section 2.1B hereof.

"Leverage Ratio" shall mean, at any time, on a Consolidated basis and in accordance with GAAP, the ratio of (a) Funded Indebtedness (based upon the financial statements of Borrower for the most recently completed fiscal quarter) to (b) Consolidated EBITDA (based upon the financial statements of Borrower for the most recently completed four (4) fiscal quarters).

"LIBOR Loan" shall mean a Loan described in Section 2.1 hereof on which Borrower shall pay interest at a rate based upon the LIBOR Rate.

"LIBOR Rate" shall mean, for any Interest Period with respect to a LIBOR Loan, the quotient (rounded upwards, if necessary, to the nearest one sixteenth of one percent (1/16th of 1%)) of: (a) the per annum rate of interest, determined by Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) as of approximately 11:00 A.M. (London time) two (2) Business Days prior to the beginning of such Interest Period pertaining to such LIBOR Loan, as provided by Telerate Service, Bloomberg's or Reuters (or any other similar company or service that provides rate quotations comparable to those currently provided by such companies) as the rate in the London interbank market for dollar deposits in immediately available funds with a maturity comparable to such Interest Period, divided by (b) a number equal to 1.00 minus the Eurocurrency Reserve Percentage.  In the event that such rate quotation is not available for any reason, then the rate (for purposes of clause (a) hereof) shall be the rate, determined by Agent as of approximately 11:00 A.M. (London time) two (2) Business Days prior to the beginning of such Interest Period pertaining to such LIBOR Loan, to be the average (rounded upwards, if necessary, to the nearest one sixteenth of one percent (1/16th of 1%)) of the per annum rates at which dollar deposits in immediately available funds in an amount comparable to such LIBOR Loan and with a maturity comparable to such Interest Period are offered to the prime banks by leading banks in the London interbank market.  The LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Percentage.

"Lien" shall mean any mortgage, security interest, lien (statutory or other), charge, encumbrance on, pledge or deposit of, or conditional sale or other title retention agreement and any capitalized leases with respect to any property (real or personal) or asset.

"Loan" or "Loans" shall mean the credit extended to Borrower by the Banks in accordance with Section 2.1A hereof.

"Loan Documents" shall mean this Agreement, each of the Notes, each of the Guaranties of Payment, all documentation relating to each Letter of Credit and any other documents relating to any of the foregoing, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced.

"Material Adverse Effect" shall mean a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of Borrower or any Guarantor of Payment, or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights and remedies of Agent or the Banks hereunder or thereunder.

"Material Indebtedness Agreement" means any debt instrument, lease (capital, operating or otherwise), guaranty, contract, commitment, agreement or other arrangement evidencing any Indebtedness of any Company in excess of the aggregate amount of $1,000,000.

"Moody's" shall mean Moody's Investors Service, Inc., or any successor to such company.

"Multiemployer Plan" shall mean a Pension Plan that is subject to the requirements of Subtitle E of Title IV of ERISA.

"Note" shall mean any Revolving Credit Note, or any other note delivered pursuant to this Agreement.

"Notice of Loan" shall mean a Notice of Loan in the form of the attached Exhibit B.

"Obligor" shall mean (a) a Person whose credit or any of whose property is pledged to the payment of the Debt and includes, without limitation, any Guarantor, and (b) any signatory to a Related Writing.

"Organizational Documents" shall mean, with respect to any Person (other than an individual), such Person's Articles (Certificate) of Incorporation, or equivalent formation documents, and Regulations (Bylaws), or equivalent governing documents, and any amendments to any of the foregoing.

"PBGC" shall mean the Pension Benefit Guaranty Corporation, or its successor.

"Pension Plan" shall mean an ERISA Plan that is a "pension plan" (within the meaning of ERISA Section 3(2)).

"Person" shall mean any individual, sole proprietorship, partnership, joint venture, unincorporated organization, corporation, limited liability company, institution, trust, estate, government or other agency or political subdivision thereof or any other entity.

"Prime Rate" shall mean the interest rate established from time to time by Agent as Agent's prime rate, whether or not such rate is publicly announced; the Prime Rate may not be the lowest interest rate charged by Agent for commercial or other extensions of credit.  Each change in the Prime Rate shall be effective immediately from and after such change.

"Related Writing" shall mean each Loan Document and any other assignment, mortgage, security agreement, guaranty agreement, subordination agreement, financial statement, audit report, certificate or other writing furnished by Borrower, any Subsidiary or any Obligor, or any of their respective officers, to the Banks pursuant to or otherwise in connection with this Agreement.

"Reportable Event" shall mean a reportable event as that term is defined in Title IV of ERISA, except actions of general applicability by the Secretary of Labor under Section 110 of such Act.

"Required Banks" shall mean (a) so long as there are more than two Banks, at least three of the Banks, and (b) the holders of at least sixty-six and two-thirds percent (66-2/3%) of the Total Commitment Amount, or, if there is any borrowing hereunder, the holders of at least sixty-six and two-thirds percent (66-2/3%) of the aggregate amount outstanding under the Notes.

"Revolving Credit Commitment" shall mean the obligation hereunder of each Bank, during the Commitment Period, to participate in the making of Revolving Loans and the issuance of Letters of Credit, up to the  aggregate  amount set forth opposite such Bank's name under the column headed "Revolving Credit Commitment Amount" as set forth on Schedule 1 hereof (or such lesser amount as shall be determined pursuant to Section 2.5 hereof).

"Revolving Credit Exposure" shall mean, at any time, the sum of (a) the aggregate principal amount of all Revolving Loans outstanding, and (b) the Letter of Credit Exposure.

"Revolving Credit Note" shall mean any Revolving Credit Note executed and delivered pursuant to Section 2.1A hereof.

"Revolving Loan" shall mean a Loan granted to Borrower by the Banks in accordance with Section 2.1A hereof.

"SEC" shall mean the United States Securities and Exchange Commission.

"Standard & Poor's" shall mean Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc., or any successor to such company.

"Subordinated", as applied to Indebtedness, shall mean that the Indebtedness has been subordinated (by written terms or written agreement being, in either case, in form and substance satisfactory to Agent and the Required Banks) in favor of the prior payment in full of the Debt.

"Subsidiary" of Borrower or any of its Subsidiaries shall mean (a) a corporation more than fifty percent (50%) of the Voting Power of which is owned, directly or indirectly, by Borrower or by one or more other subsidiaries of Borrower or by Borrower and one or more subsidiaries of Borrower, (b) a partnership or limited liability company of which Borrower, one or more other subsidiaries of Borrower or Borrower and one or more subsidiaries of Borrower, directly or indirectly, is a general partner or managing member, as the case may be, or otherwise has the power to direct the policies, management and affairs thereof, or (c) any other Person (other than a corporation) in which Borrower, one or more other subsidiaries of Borrower or Borrower and one or more subsidiaries of Borrower, directly or indirectly, has at least a majority ownership interest or the power to direct the policies, management and affairs thereof.

"Synthetic Lease" shall mean any lease entered into by any Company that is treated as a lease for accounting purposes but that is intended by the parties to be treated as a financing transaction for income tax, property law and/or bankruptcy purposes, and in respect of which transaction any Synthetic Lease Indebtedness is issued or incurred.

"Synthetic Lease Indebtedness" shall mean the aggregate principal amount of (and capitalized interest on) all Indebtedness incurred or issued in connection with any Synthetic Lease that is secured, supported or serviced, directly or indirectly, by any payments made by any Company.

"Total Capitalization" shall mean the sum of (a) Funded Indebtedness plus (b) Consolidated Net Worth.

"Total Commitment Amount" shall mean the principal amount of Ninety Million Dollars ($90,000,000) (or such lesser amount as shall be determined pursuant to Section 2.5 hereof).

"Unaffiliated Equity Offering" shall mean any public or private equity offering by a Company to any Person, other than (a) an individual who is an employee of a Company or related to an individual who is an employee of such Company, or (b) any Person that is a shareholder of such Company on the Closing Date.

"Voting Power" shall mean, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person, and the holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such Person.

"Welfare Plan" shall mean an ERISA Plan that is a "welfare plan" within the meaning of ERISA Section 3 (l).

Any accounting term not specifically defined in this Article I shall have the meaning ascribed thereto by GAAP.

The foregoing definitions shall be applicable to the singular and plurals of the foregoing defined terms.

ARTICLE II

AMOUNT AND TERMS OF CREDIT

SECTION 2.1     AMOUNT AND NATURE OF CREDIT.  Subject to the terms and conditions of this Agreement, each Bank will participate to the extent hereinafter provided in making Loans to Borrower, and issuing Letters of Credit at the request of Borrower, in such aggregate amount as Borrower shall request pursuant to the Commitment; provided, however, that in no event shall the aggregate principal amount of all Loans and Letters of Credit outstanding under this Agreement be in excess of the Total Commitment Amount.

Each Bank, for itself and not one for any other, agrees to participate in Loans made and Letters of Credit issued hereunder during the Commitment Period on such basis that (a) immediately after the completion of any borrowing by Borrower or issuance of a Letter of Credit hereunder, the aggregate principal amount then outstanding on the Notes issued to such Bank, when combined with such Bank's pro rata share of the Letter of Credit Exposure, shall not be in excess of the Revolving Credit Commitment for such Bank, and (b) such aggregate principal amount outstanding on the Notes issued to such Bank shall represent that percentage of the aggregate principal amount then outstanding on all Notes (including the Notes held by such Bank) that is such Bank's Commitment Percentage.

Each borrowing from the Banks hereunder shall be made pro rata according to the Banks' respective Commitment Percentages. The Loans may be made as Revolving Loans, and Letters of Credit may be issued, as follows:

A.     Revolving Loans.

Subject to the terms and conditions of this Agreement, during the Commitment Period, the Banks shall make a Revolving Loan or Revolving Loans to Borrower in such amount or amounts as Borrower may from time to time request, but not exceeding in aggregate principal amount at any time outstanding hereunder the Total Commitment Amount, when such Revolving Loans are combined with the Letter of Credit Exposure.  Borrower shall have the option, subject to the terms and conditions set forth herein, to borrow Revolving Loans, maturing on the last day of the Commitment Period, by means of any combination of (a) Base Rate Loans or (b) LIBOR Loans.

Borrower shall pay interest on the unpaid principal amount of Base Rate Loans outstanding from time to time from the date thereof until paid at the Base Rate from time to time in effect.  Interest on such Base Rate Loans shall be payable, commencing December 31, 2002, and on the last day of each succeeding March, June, September and December thereafter and at the maturity thereof.

Borrower shall pay interest on the unpaid principal amount of each LIBOR Loan outstanding from time to time, from the date thereof until paid, at the Derived LIBOR Rate, fixed in advance for each Interest Period (but subject to changes in the Applicable LIBOR Margin) as herein provided for each such Interest Period.  Interest on such LIBOR Loans shall be payable on each Interest Adjustment Date with respect to an Interest Period (provided that if an Interest Period exceeds three (3) months, the interest must be paid every three (3) months, commencing three (3) months from the beginning of such Interest Period).

At the request of Borrower to Agent, subject to the notice and other provisions of Section 2.2 hereof, the Banks shall convert Base Rate Loans to LIBOR Loans at any time and shall convert LIBOR Loans to Base Rate Loans on any Interest Adjustment Date.

The obligation of Borrower to repay the Base Rate Loans and LIBOR Loans made by each Bank and to pay interest thereon shall be evidenced by a Revolving Credit Note of Borrower in the form of Exhibit A hereto, payable to the order of such Bank in the principal amount of its Revolving Credit Commitment, or, if less, the aggregate unpaid principal amount of Revolving Loans made hereunder by such Bank. Subject to the provisions of this Agreement, Borrower shall be entitled under this Section 2.1A to borrow funds, repay the same in whole or in part and re-borrow hereunder at any time and from time to time during the Commitment Period.

B.     Letters of Credit.

Subject to the terms and conditions of this Agreement, during the Commitment Period, Agent shall, in the name of KeyBank National Association, but only as Agent for the Banks, issue such Letters of Credit for the account of Borrower or any Guarantor of Payment, as Borrower may from time to time request.  Borrower shall not request any Letter of Credit (and Agent shall not be obligated to issue any Letter of Credit) if, after giving effect thereto, (a) the Letter of Credit Exposure would exceed the Letter of Credit Commitment or (b) the Revolving Credit Exposure would exceed the Total Commitment Amount.  The issuance of each Letter of Credit shall confer upon each Bank the benefits and liabilities of a participation consisting of an undivided pro rata interest in the Letter of Credit to the extent of such Bank's Commitment Percentage.

Each request for a Letter of Credit shall be delivered to Agent not later than 11:00 A.M. (Cleveland, Ohio time) three (3) Business Days prior to the day upon which the Letter of Credit is to be issued.  Each such request shall be in a form acceptable to Agent and specify the face amount thereof, the account party, the beneficiary, the intended date of issuance, the expiry date thereof, and the nature of the transaction to be supported thereby.  Concurrently with each such request, Borrower, and any Guarantor of Payment for whose benefit the Letter of Credit is to be issued, shall execute and deliver to Agent an appropriate application and agreement, being in the standard form of Agent for such letters of credit, as amended to conform to the provisions of this Agreement if required by Agent.  Agent shall give each Bank notice of each such request for a Letter of Credit.

In respect of each Letter of Credit and the drafts thereunder, if any, whether issued for the account of Borrower or a Guarantor of Payment, Borrower agrees (a) to pay to Agent, for the pro rata benefit of the Banks, a non-refundable commission based upon the face amount of the Letter of Credit, which shall be paid quarterly in arrears at a rate per annum equal to the Applicable LIBOR Margin (in effect on the date such Letter of Credit is issued or renewed) times the face amount of such Letter of Credit during such fiscal quarter; (b) to pay to Agent, for its own account as issuing bank, a fronting fee based upon the face amount of the Letter of Credit, which shall be paid on each date that such Letter of Credit is issued or renewed, at a rate per annum equal to ten (10) basis points times the face amount of such Letter of Credit; and (c) to pay to Agent, for its sole account, such other issuance, amendment, negotiation, draw, acceptance, telex, courier, postage and similar transactional fees as are generally charged by Agent under its fee schedule as in effect from time to time.

Whenever a Letter of Credit is drawn, Borrower shall immediately reimburse Agent for the amount drawn.  In the event that the amount drawn is not reimbursed by Borrower within one (1) Business Day of the drawing of such Letter of Credit, at the sole option of Agent, Borrower shall be deemed to have requested a Revolving Loan, subject to the provisions of Section 2.1A, in the amount drawn.  Such Revolving Loan shall be evidenced by the Revolving Credit Notes.  Each Bank agrees to make a Revolving Loan on the date of such notice, subject to no conditions precedent whatsoever.  Each Bank acknowledges and agrees that its obligation to make a Revolving Loan pursuant to Section 2.1A when required by this Section 2.1B is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that its payment to Agent, for the account of Agent, of the proceeds of such Revolving Loan shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not such Bank's Revolving Credit Commitment shall have been reduced or terminated.  Borrower irrevocably authorizes and instructs Agent to apply the proceeds of any borrowing pursuant to this paragraph to reimburse, in full, Agent for the amount drawn on such Letter of Credit. Each such Revolving Loan shall be deemed to be a Base Rate Loan unless otherwise requested by and available to Borrower hereunder.  Each Bank is hereby authorized to record on its records relating to its Revolving Credit Note such Bank's pro rata share of the amounts paid and not reimbursed on the Letters of Credit.

SECTION 2.2     CONDITIONS TO LOANS AND LETTERS OF CREDIT.  The obligation of the Banks to make a Loan, convert a LIBOR Loan or Base Rate Loan or continue a LIBOR Loan and of Agent to issue any Letter of Credit is conditioned, in the case of each borrowing, conversion or continuation of a Loan or issuance of a Letter of Credit hereunder, upon:

     (a)     all conditions precedent as listed in Article IV hereof shall have been satisfied;

     (b)     with respect to Base Rate Loans, receipt by Agent of a Notice of Loan, such notice to be received by 2:00 P.M. (Cleveland, Ohio time) on the proposed date of borrowing or conversion, and, with respect to LIBOR Loans, by 2:00 P.M. (Cleveland, Ohio time) three (3) Business Days prior to the proposed date of borrowing, conversion or continuation.  Agent shall notify each
               Bank of the date, amount and initial Interest Period (if applicable) promptly upon the receipt of such notice, and, in any event, by 2:00 P.M. (Cleveland, Ohio time) on the date such notice is received.  On the date such Loan is to be made, each Bank shall provide Agent, not later than
               3:00 P.M. (Cleveland, Ohio time), with the amount in federal or other immediately available funds, required of it;

     (c)     with respect to Letters of Credit, satisfaction of the notice provisions set forth in Section 2.1B hereof;

     (d)     Borrower's request for (i) a Base Rate Loan shall be in an amount of not less than One Hundred
               Thousand Dollars ($100,000), increased by increments of Fifty Thousand Dollars ($50,000), and
               (ii) a LIBOR Loan shall be in an amount of not less than One Million Dollars ($1,000,000), increased by increments of One Million Dollars ($1,000,000);

     (e)     the fact that no Default or Event of Default shall then exist or immediately after the making, conversion or continuation of the Loan or issuance of the Letter of Credit would exist; and

     (f)     the fact that each of the representations and warranties contained in Article VI hereof shall be true and correct with the same force and effect as if made on and as of the date of the making, conversion, or continuation of such Loan, or the issuance of the Letter of Credit, except to the extent that any thereof expressly relate to an earlier date.

At no time shall Borrower request that LIBOR Loans be outstanding for more than ten (10) different Interest Periods at any time.

Each request by Borrower for the making of a Loan, conversion of a LIBOR Loan or Base Rate Loan or continuation of a LIBOR Loan, or for the issuance of a Letter of Credit hereunder shall be deemed to be a representation and warranty by Borrower as of the date of such request as to the facts specified in (e) and (f) above.

Each request for a LIBOR Loan shall be irrevocable and binding on Borrower and Borrower shall indemnify Agent and the Banks against any loss or expense incurred by Agent or the Banks as a result of any failure by Borrower to consummate such transaction including, without limitation, any loss (including loss of anticipated profits) or expense incurred by reason of liquidation or re-employment of deposits or other funds acquired by the Banks to fund such LIBOR Loan.  A certificate as to the amount of such loss or expense submitted by the Banks to Borrower shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.3     PAYMENT ON NOTES, ETC.  All payments of principal, interest and commitment and other fees shall be made to Agent in immediately available funds for the account of the Banks. Agent, within one (1) Business Day, shall distribute to each Bank its ratable share of the amount of principal, interest, and commitment and other fees received by it for the account of such Bank.  Each Bank shall record (a) any principal, interest or other payment, and (b) the principal amount of the Base Rate Loans and LIBOR Loans and all prepayments thereof and the applicable dates with respect thereto, by such method as such Bank may generally employ; provided, however, that failure to make any such entry shall in no way detract from Borrower's obligations under each Note.  The aggregate unpaid amount of Loans set forth on the records of Agent shall be rebuttably presumptive evidence of the principal and interest owing and unpaid on each Note.  Whenever any payment to be made hereunder, including, without limitation, any payment to be made on any Note, shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in each case be included in the computation of the interest payable on such Note; provided, however, that, with respect to any LIBOR Loan, if the next succeeding Business Day falls in the succeeding calendar month, such payment shall be made on the preceding Business Day and the relevant Interest Period shall be adjusted accordingly.

SECTION 2.4     PREPAYMENT.  Borrower shall have the right at any time or from time to time to prepay, on a pro rata basis for all of the Banks, all or any part of the principal amount of the Notes then outstanding, as designated by Borrower, plus interest accrued on the amount so prepaid to the date of such prepayment.  Borrower shall give Agent notice of prepayment of any Base Rate Loan by not later than 2:00 P.M. (Cleveland, Ohio time) on the Business Day such prepayment is to be made and notice of the prepayment of any LIBOR Loan not later than 2:00 P.M. (Cleveland, Ohio time) three (3) Business Days before the Business Day on which such prepayment is to be made.  Prepayments of Base Rate Loans shall be without any premium or penalty, other than any prepayment fees, penalties or other charges that may be contained in any Hedge Agreement.

In any case of prepayment of a LIBOR Loan, Borrower agrees that if the reinvestment rate, as quoted by the money desk of Agent ("Reinvestment Rate"), shall be lower than the LIBOR Rate applicable to the LIBOR Loan that is intended to be prepaid (hereinafter, "Last LIBOR"), then Borrower shall, upon written notice by Agent, promptly pay to Agent, for the benefit of the Banks, in immediately available funds, a prepayment fee equal to the product of (a) a rate (the "Prepayment Rate") that shall be equal to the difference between the Last LIBOR and the Reinvestment Rate, times (b) the principal amount of the LIBOR Loan that is to be prepaid, times (c) (i) the number of days remaining in the Interest Period of the LIBOR Loan that is to be prepaid divided by (ii) three hundred sixty (360).  In addition, Borrower shall immediately pay directly to Agent, for the account of the Banks, the amount of any additional costs or expenses (including, without limitation, cost of telex, wires, or cables) incurred by Agent or the Banks in connection with the prepayment, upon Borrower's receipt of a written statement from Agent.  Each prepayment of a LIBOR Loan shall be in the aggregate principal sum of not less than One Million Dollars ($1,000,000), except in the case of a mandatory prepayment pursuant to Section 2.7 or Article III hereof.

SECTION 2.5     COMMITMENT AND OTHER FEES; REDUCTION OF COMMITMENT.

     (a)     Borrower shall pay to Agent, for the ratable account of the Banks, as a consideration for the
               Commitment, a commitment fee from the date hereof to and including the last day of the
               Commitment Period, payable quarterly, equal to (a) the Applicable Commitment Fee Rate in effect on the payment date, times (b) (i) the Total Commitment Amount minus (ii) the average daily Revolving Credit Exposure during such quarter. The commitment fee shall be payable in arrears, on December 31, 2002 and on the last day of each succeeding March, June, September and December thereafter, and on the last day of the Commitment Period.

     (b)     Borrower shall pay to Agent, for its sole benefit, the agent fees agreed to by Agent and Borrower from time to time.

     (c)     Borrower may at any time or from time to time permanently reduce in whole or ratably (for all of the Banks) in part the Commitment of the Banks hereunder to an amount not less than the then existing Revolving Credit Exposure, by giving notice to Agent not fewer than three (3) Business
               Days in advance of the proposed date of such reduction, provided that any such partial reduction shall be in an aggregate amount for all of the Banks of not less than Five Million Dollars
               ($5,000,000), increased by increments of One Million Dollars ($1,000,000). Agent shall promptly notify each Bank of the date of each such reduction and such Bank's proportionate share thereof.  After each such reduction, the commitment fees payable hereunder shall be calculated upon the Total Commitment Amount as so reduced.  If Borrower reduces in whole the Commitment of the Banks, on the effective date of such reduction (Borrower having prepaid in full the unpaid principal balance, if any, of the Notes, together with all interest and commitment and other fees accrued and unpaid, and provided that no issued and outstanding
               Letters of Credit shall exist), all of the Notes shall be delivered to Agent marked "Canceled" and
               Agent shall redeliver such Notes to Borrower. Any partial reduction in the Total Commitment
               Amount shall be effective during the remainder of the Commitment Period.

SECTION 2.6     COMPUTATION OF INTEREST AND FEES; DEFAULT RATE.  With the exception of Base Rate Loans, interest on Loans and commitment and other fees and charges hereunder shall be computed on the basis of a year having three hundred sixty (360) days and calculated for the actual number of days elapsed. With respect to Base Rate Loans, interest shall be computed on the basis of a year having three hundred sixty-five (365) days or three hundred sixty-six (366) days, as the case may be, and calculated for the actual number of days elapsed.  Anything herein to the contrary notwithstanding, if an Event of Default shall occur hereunder, (a) the principal of each Note and the unpaid interest thereon shall bear interest, until paid, at the Default Rate; and (b) the fee for the aggregate undrawn face amount of all issued and outstanding Letters of Credit shall be increased from the Applicable LIBOR Margin then in effect to three percent (3%). In no event shall the rate of interest hereunder exceed the maximum rate allowable by law.

SECTION 2.7     MANDATORY PAYMENT.  If the Revolving Credit Exposure at any time exceeds the Total Commitment Amount, Borrower shall, as promptly as practicable, but in no event later than the next Business Day, prepay an aggregate principal amount of the Revolving Loans sufficient to bring the aggregate outstanding principal amount of all Revolving Loans and the aggregate undrawn face amount of all issued and outstanding Letters of Credit within the Commitment of the Banks.  Any prepayment of a LIBOR Loan pursuant to this Section 2.7 shall be subject to the prepayment fees set forth in Section 2.4 hereof.

SECTION 2.8     EXTENSION OF COMMITMENT.  Upon written request of Borrower received by Agent contemporaneously with the delivery of Borrower's annual financial statements pursuant to Section 5.3(b) hereof, commencing with the financial statements of Borrower for the fiscal year ending December 31, 2003, Agent and the Banks shall have the option of extending the Commitment Period for an additional year. Each such extension shall be in the sole discretion of Agent and the Banks and shall only be approved by Agent and the Banks if approved by Agent and the Banks in writing. Borrower shall pay all attorneys' fees or other expenses of Agent in connection with the documentation of any extension, as well as such other extension and other fees as may be agreed upon between Borrower and Agent.

ARTICLE III

ADDITIONAL PROVISIONS RELATING TO
LIBOR LOANS; INCREASED CAPITAL; TAXES.

SECTION 3.1     RESERVES OR DEPOSIT REQUIREMENTS, ETC.  If, at any time, any law, treaty or regulation (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the interpretation thereof by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary or other authority shall impose (whether or not having the force of law), modify or deem applicable any reserve and/or special deposit requirement (other than reserves included in the Eurocurrency Reserve Percentage, the effect of which is reflected in the interest rate(s) of the LIBOR Loan(s) in question) against assets held by, or deposits in or for the amount of any LIBOR Loan by, any Bank, and the result of the foregoing is to increase the cost (whether by incurring a cost or adding to a cost) to such Bank of making or maintaining hereunder such LIBOR Loan or to reduce the amount of principal or interest received by such Bank with respect to such LIBOR Loan, then, upon demand by such Bank, Borrower shall pay to such Bank from time to time on Interest Adjustment Dates with respect to such LIBOR Loan, as additional consideration hereunder, additional amounts sufficient to fully compensate and indemnify such Bank for such increased cost or reduced amount, assuming (which assumption such Bank need not corroborate) such additional cost or reduced amount was allocable to such LIBOR Loan. A certificate as to the increased cost or reduced amount as a result of any event mentioned in this Section 3.1, setting forth the calculations therefor, shall be promptly submitted by such Bank to Borrower and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof. Notwithstanding any other provision of this Agreement, after any such demand for compensation by any Bank, Borrower, upon at least three (3) Business Days' prior written notice to such Bank through Agent, may prepay any affected LIBOR Loan in full or convert such LIBOR Loan to a Base Rate Loan regardless of the Interest Period thereof. Any such prepayment or conversion shall be subject to the prepayment fees set forth in Section 2.4 hereof. Each Bank shall notify Borrower as promptly as practicable (with a copy thereof delivered to Agent) of the existence of any event that will likely require the payment by Borrower of any such additional amount under this Section.

SECTION 3.2     TAX LAW, ETC.  In the event that by reason of any law, regulation or requirement or in the interpretation thereof by an official authority, or the imposition of any requirement of any central bank whether or not having the force of law, any Bank shall, with respect to this Agreement or any transaction under this Agreement, be subjected to any tax, levy, impost, charge, fee, duty, deduction or withholding of any kind whatsoever (other than any tax imposed upon the total net income of such Bank) and if any such measures or any other similar measure shall result in an increase in the cost to such Bank of making or maintaining any LIBOR Loan or in a reduction in the amount of principal, interest or commitment fee receivable by such Bank in respect thereof, then such Bank shall promptly notify Borrower stating the reasons therefor. Borrower shall thereafter pay to such Bank, upon demand from time to time on Interest Adjustment Dates with respect to such LIBOR Loan, as additional consideration hereunder, such additional amounts as shall fully compensate such Bank for such increased cost or reduced amount. A certificate as to any such increased cost or reduced amount, setting forth the calculations therefor, shall be submitted by such Bank to Borrower and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof.

If any Bank receives such additional consideration from Borrower pursuant to this Section 3.2, such Bank shall use reasonable efforts to obtain the benefits of any refund, deduction or credit for any taxes or other amounts on account of which such additional consideration has been paid and shall reimburse Borrower to the extent, but only to the extent, that such Bank shall receive a refund of such taxes or other amounts together with any interest thereon or an effective net reduction in taxes or other governmental charges (including any taxes imposed on or measured by the total net income of such Bank) of the United States or any state or subdivision thereof by virtue of any such deduction or credit, after first giving effect to all other deductions and credits otherwise available to such Bank. If, at the time any audit of such Bank's income tax return is completed, such Bank determines, based on such audit, that it was not entitled to the full amount of any refund reimbursed to Borrower as aforesaid or that its net income taxes are not reduced by a credit or deduction for the full amount of taxes reimbursed to Borrower as aforesaid, Borrower, upon demand of such Bank, shall promptly pay to such Bank the amount so refunded to which such Bank was not so entitled, or the amount by which the net income taxes of such Bank were not so reduced, as the case may be.

Notwithstanding any other provision of this Agreement, after any such demand for compensation by any Bank, Borrower, upon at least three (3) Business Days' prior written notice to such Bank through Agent, may prepay any affected LIBOR Loan in full or convert such LIBOR Loan to a Base Rate Loan regardless of the Interest Period of any thereof. Any such prepayment or conversion shall be subject to the prepayment fees set forth in Section 2.4 hereof.

SECTION 3.3     EURODOLLAR DEPOSITS UNAVAILABLE OR INTEREST RATE UNASCERTAINABLE.  In respect of any LIBOR Loan, in the event that Agent shall have determined that dollar deposits of the relevant amount for the relevant Interest Period for such LIBOR Loan are not available to Agent in the applicable eurodollar market or that, by reason of circumstances affecting such market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate applicable to such Interest Period, as the case may be, Agent shall promptly give notice of such determination to Borrower and (a) any notice of a new LIBOR Loan (or conversion of an existing Loan to a LIBOR Loan) previously given by Borrower and not yet borrowed (or converted, as the case may be) shall be deemed a notice to make a Base Rate Loan, and (b) Borrower shall be obligated either to prepay, or to convert to a Base Rate Loan, any outstanding LIBOR Loan on the last day of the then current Interest Period with respect thereto.

SECTION 3.4     INDEMNITY.  Without prejudice to any other provisions of this Article III, Borrower hereby agrees to indemnify each Bank against any loss or expense that such Bank may sustain or incur as a consequence of (a) any default by Borrower in payment when due of any amount hereunder in respect of any LIBOR Loan, or (b) the failure by Borrower to consummate the borrowing of any LIBOR Loan after making a request therefor, including, but not limited to, any loss of profit, premium or penalty incurred by such Bank in respect of funds borrowed by it for the purpose of making or maintaining such LIBOR Loan, as determined by such Bank in the exercise of its sole but reasonable discretion. A certificate as to any such loss or expense shall be promptly submitted by such Bank to Borrower and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof.

SECTION 3.5     CHANGES IN LAW RENDERING LIBOR LOANS UNLAWFUL.  If at any time any new law, treaty or regulation, or any change in any existing law, treaty or regulation, or any interpretation thereof by any governmental or other regulatory authority charged with the administration thereof, shall make it unlawful for any Bank to fund any LIBOR Loan that it is committed to make hereunder with moneys obtained in the eurodollar market, the commitment of such Bank to fund such LIBOR Loan shall, upon the happening of such event forthwith be suspended for the duration of such illegality, and such Bank shall by written notice to Borrower and Agent declare that its commitment with respect to such LIBOR Loan has been so suspended and, if and when such illegality ceases to exist, such suspension shall cease and such Bank shall similarly notify Borrower and Agent.  If any such change shall make it unlawful for any Bank to continue in effect the funding in the applicable eurodollar market of any LIBOR Loan previously made by it hereunder, such Bank shall, upon the happening of such event, notify Borrower, Agent and the other Banks thereof in writing stating the reasons therefor, and Borrower shall, on the earlier of (a) the last day of the then current Interest Period or (b) if required by such law, regulation or interpretation, on such date as shall be specified in such notice, either convert such LIBOR Loan to a Base Rate Loan or prepay such LIBOR Loan to the Banks in full.  Any such prepayment or conversion shall be subject to the prepayment fees described in Section 2.4 hereof.

SECTION 3.6     FUNDING.  Each Bank may, but shall not be required to, make LIBOR Loans hereunder with funds obtained outside the United States.

SECTION 3.7     CAPITAL ADEQUACY.  If any Bank shall have determined, after the Closing Date, that the adoption of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's capital (or the capital of its holding company) as a consequence of its obligations hereunder to a level below that which such Bank (or its holding company) could have achieved but for such adoption, change or compliance (taking into consideration such Bank's policies or the policies of its holding company with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within fifteen (15) days after demand by such Bank (with a copy to Agent), Borrower shall pay to such Bank such additional amount or amounts as shall compensate such Bank (or its holding company) for such reduction.  Each Bank shall designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank.  A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error.  In determining such amount, such Bank may use any reasonable averaging and attribution methods. Failure on the part of any Bank to demand compensation for any reduction in return on capital with respect to any period shall not constitute a waiver of such Bank's rights to demand compensation for any reduction in return on capital in such period or in any other period.  The protection of this Section shall be available to each Bank regardless of any possible contention of the invalidity or inapplicability of the law, regulation or other condition that shall have been imposed.

ARTICLE IV

CONDITIONS PRECEDENT

The obligation of the Banks to make the first Loan and of Agent to issue the first Letter of Credit is subject to Borrower satisfying each of the following conditions on the Closing Date, or with respect to Section 4.7 hereof, on such date as specified therein:

SECTION 4.1     NOTES.  Borrower shall have executed and delivered to each Bank its Revolving Credit Note.

SECTION 4.2     GUARANTIES OF PAYMENT OF DEBT.  Borrower shall have delivered to Agent a Guaranty of Payment executed by each Guarantor of Payment.

SECTION 4.3     OFFICER'S CERTIFICATE, RESOLUTIONS, ORGANIZATIONAL DOCUMENTS.  Borrower and each Guarantor of Payment shall have delivered to each Bank an officer's certificate certifying the names of the officers of Borrower or such Guarantor of Payment authorized to sign the Loan Documents, together with the true signatures of such officers and certified copies of (a) the resolutions of the board of directors of Borrower and each Guarantor of Payment evidencing approval of the execution and delivery of the Loan Documents and the execution of other Related Writings to which Borrower or such Guarantor of Payment, as the case may be, is a party, and (b) the Organizational Documents of Borrower and each Guarantor of Payment.

SECTION 4.4     LEGAL OPINION.  Borrower shall have delivered to Agent an opinion of counsel for Borrower and each Guarantor of Payment, in form and substance satisfactory to Agent and the Banks.

SECTION 4.5     GOOD STANDING CERTIFICATES.  Borrower shall have delivered to Agent a good standing certificate for Borrower and each Guarantor of Payment, issued on or about the Closing Date by the Secretaries of State of Ohio and California.

SECTION 4.6     CLOSING AND LEGAL FEES.  Borrower shall have (a) executed and delivered to Agent the Closing Fee Letter and the Agent Fee Letter, (b) paid to Agent, for the pro rata benefit of the Banks, the closing fees agreed to by Borrower, Agent and the Banks set forth in the Closing Fee Letter, (c) paid to Agent, for its sole benefit, the administrative agent fee set forth in the Agent Fee Letter, and (d) paid all legal fees and expenses of Agent in connection with the preparation and negotiation of the Loan Documents.

SECTION 4.7     LIEN SEARCHES.  Within thirty (30) days of the Closing Date, with respect to the property owned or leased by Borrower and each Guarantor of Payment, Borrower shall have caused to be delivered to each Bank (a) the results of U.C.C. lien searches, satisfactory to Agent and the Banks; and (b) the results of federal and state tax lien and judicial lien searches, satisfactory to Agent and the Banks.

SECTION 4.8     EXISTING CREDIT AGREEMENT.  Borrower shall have terminated the Credit Agreement among Borrower, the banking institutions named in Schedule 1 thereto and KeyBank National Association, as agent, dated as of April 26, 2000, as amended, which termination shall be deemed to have occurred upon payment in full of the "Debt", as defined therein.

SECTION 4.9     NO MATERIAL ADVERSE CHANGE.  No material adverse change, in the opinion of Agent, shall have occurred in the financial condition, operations or prospects of the Companies since September 30, 2002.

SECTION 4.10     MISCELLANEOUS.  Borrower shall have provided to Agent and the Banks such other items and shall have satisfied such other conditions as may be reasonably required by Agent or the Banks.

ARTICLE V

COVENANTS

Borrower agrees that so long as the Commitment remains in effect and thereafter until all of the Debt shall have been paid in full, Borrower shall perform and observe, and shall cause each other Company to perform and observe, each of the following provisions:

SECTION 5.1     INSURANCE.  Each Company shall (a) maintain insurance to such extent and against such hazards and liabilities as is commonly maintained by Persons similarly situated; and (b) within ten (10) days of any Bank's written request, furnish to such Bank such information about such Company's insurance as that Bank may from time to time reasonably request, which information shall be prepared in form and detail satisfactory to such Bank and certified by a Financial Officer of such Company.

SECTION 5.2     MONEY OBLIGATIONS.  Each Company shall pay in full (a) prior in each case to the date when penalties would attach, all taxes, assessments and governmental charges and levies (except only those so long as and to the extent that the same shall be contested in good faith by appropriate and timely proceedings and for which adequate reserves have been established in accordance with GAAP) for which it may be or become liable or to which any or all of its properties may be or become subject; (b) all of its wage obligations to its employees in compliance with the Fair Labor Standards Act (29 U.S.C. 206‑207) or any comparable provisions; and (c) all of its other obligations calling for the payment of money (except only those so long as and to the extent that the same shall be contested in good faith and for which adequate reserves have been established in accordance with GAAP) before such payment becomes overdue.

SECTION 5.3     FINANCIAL STATEMENTS.  Borrower shall furnish to each Bank:

     (a)     within fifty (50) days after the end of each of the first three (3) quarter-annual periods of each fiscal year of Borrower, balance sheets of Borrower as of the end of such period and statements of income (loss), stockholders' equity and cash flow for the quarter and fiscal year to date periods, all prepared on a Consolidated basis, in accordance with GAAP, and in form and detail satisfactory to the Banks and certified by a Financial Officer of Borrower;

     (b)     within one hundred (100) days after the end of each fiscal year of Borrower, an annual audit report of Borrower for that year prepared on a Consolidated basis, in accordance with GAAP, and in form and detail satisfactory to the Banks and certified by an independent public accountant satisfactory to the Banks, which report shall include balance sheets and statements of income (loss), stockholders' equity and cash-flow for that period;

     (c)     concurrently with the delivery of the financial statements in (a) and (b) above, a Compliance
              Certificate;

     (d)     within one hundred twenty (120) days after the end of each fiscal year of Borrower, annual pro-
               forma projections (including a balance sheet, income statement and statement of cash flows) of
               Borrower and its Subsidiaries for the then current fiscal year, to be in form acceptable to Agent;
               and

     (e)     within ten (10) days of any Bank's written request, such other information about the financial condition, properties and operations of any Company as such Bank may from time to time reasonably request, which information shall be submitted in form and detail satisfactory to such
               Bank and certified by a Financial Officer of the Company or Companies in question.

SECTION 5.4     FINANCIAL RECORDS.  Each Company shall at all times maintain true and complete records and books of account, including, without limiting the generality of the foregoing, appropriate reserves for possible losses and liabilities, all in accordance with GAAP, and at all reasonable times (during normal business hours and upon notice to such Company) permit the Banks to examine that Company's books and records and to make excerpts therefrom and transcripts thereof.

SECTION 5.5     FRANCHISES.  Each Company shall preserve and maintain at all times its existence, rights and franchises, except as otherwise permitted pursuant to Section 5.12 hereof.

SECTION 5.6     ERISA COMPLIANCE.  No Company shall incur any material accumulated funding deficiency within the meaning of ERISA, or any material liability to the PBGC, established thereunder in connection with any ERISA Plan. Borrower shall furnish to the Banks (a) as soon as possible and in any event within thirty (30) days after any Company knows or has reason to know that any Reportable Event with respect to any ERISA Plan has occurred, a statement of the Financial Officer of such Company, setting forth details as to such Reportable Event and the action that such Company proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC if a copy of such notice is available to such Company, and (b) promptly after receipt thereof a copy of any notice such Company, or any member of the Controlled Group may receive from the PBGC or the Internal Revenue Service with respect to any ERISA Plan administered by such Company; provided, that this latter clause shall not apply to notices of general application promulgated by the PBGC or the Internal Revenue Service.  Borrower shall promptly notify the Banks of any material taxes assessed, proposed to be assessed or that Borrower has reason to believe may be assessed against a Company by the Internal Revenue Service with respect to any ERISA Plan. As used in this Section "material" means the measure of a matter of significance that shall be determined as being an amount equal to five percent (5%) of the Consolidated Net Worth of Borrower.  As soon as practicable, and in any event within twenty (20) days, after any Company becomes aware that an ERISA Event has occurred, such Company shall provide Bank with notice of such ERISA Event with a certificate by a Financial Officer of such Company setting forth the details of the event and the action such Company or another Controlled Group member proposes to take with respect thereto.  Borrower shall, at the request of Agent or any Bank, deliver or cause to be delivered to Agent or such Bank, as the case may be, true and correct copies of any documents relating to the ERISA Plan of any Company.

SECTION 5.7     FINANCIAL COVENANTS.

     (a)     LEVERAGE RATIO.  Borrower shall not suffer or permit at any time the Leverage Ratio to exceed 2.75 to 1.00.

     (b)     INTEREST COVERAGE.  Borrower shall not suffer or permit as of any date the ratio of (a)
               Consolidated EBIT to (b) Consolidated Interest Expense, to be less than (i) 2.50 to 1.00 from the
               Closing Date through June 29, 2004, and (ii) 2.75 to 1.00 on June 30, 2004 and thereafter, for the four (4) fiscal quarters of Borrower ended on or immediately prior to such date.

     (c)     BALANCE SHEET LEVERAGE RATIO.  Borrower shall not suffer or permit at any time the
               Balance Sheet Leverage Ratio to exceed (i) 0.55 to 1.00 from the Closing Date through
               December 30, 2003, and (ii) 0.50 to 1.00 on December 31, 2003 and thereafter.

SECTION 5.8     BORROWING.  No Company shall create, incur or have outstanding any obligation for borrowed money or any Indebtedness of any kind; provided, that this Section shall not apply to any of the following (without duplication):

      (a)     the Loans and all other Indebtedness now owing by Borrower to Agent and the Banks under this
               Agreement;

     (b)     unsecured current Indebtedness (including the funded and/or unfunded reserves for self insurance liabilities, but excluding Indebtedness incurred to a bank or other financial institution customarily engaged in the business of lending money, except as permitted pursuant to subpart
               (d) below) incurred by the Companies in the ordinary course of business;

     (c)     Indebtedness for taxes, assessments and governmental charges to the extent that payment thereof shall not be required to be made by Section 5.2(a) hereof;

     (d)     unsecured Indebtedness incurred under lines of credit established by Agent or other financial institutions customarily engaged in the business of lending money; provided, however, that the maximum amount of Indebtedness permitted by this subpart (d) shall at no time exceed Fifteen
               Million Dollars ($15,000,000);

     (e)     unsecured Subordinated Indebtedness evidenced by promissory notes issued by Borrower to employees or former employees in partial payment for common shares redeemed by Borrower so long as the aggregate principal amount of such Indebtedness does not exceed Five Million
               Dollars ($5,000,000) at any time;

     (f)      loans to a Company from a Company so long as each such Company is Borrower or a Guarantor of Payment;

     (g)     Indebtedness to insurance companies secured by a pledge of the cash surrender value of life insurance policies owned by Borrower or any of its Subsidiaries; provided, however, that the maximum amount of Indebtedness permitted by this subpart (h) shall at no time exceed the cash surrender value of the life insurance policies pledged with respect thereto;

     (h)     unsecured Indebtedness arising pursuant to the deferment of payment of any insurance premiums by Borrower;

     (i)      any (i) loans granted to a Company for the purchase of fixed assets, or (ii) Indebtedness incurred by a Company in connection with any capital lease, so long as the aggregate amount of all such loans and capital leases for all Companies does not exceed Seven Million Five Hundred
               Thousand Dollars ($7,500,000) at any time; and

     (j)      unsecured Subordinated Indebtedness of Borrower incurred to a seller to finance all or part of an
              Acquisition permitted pursuant to section 5.13 hereof, so long as the aggregate outstanding amount of all such Indebtedness for all such Acquisitions does not exceed Ten Million Dollars
              ($10,000,000) at any time.

SECTION 5.9     LIENS.  No Company shall create, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired; provided that this Section shall not apply to the following:

     (a)     Liens for taxes not yet due or that are being actively contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

     (b)     other statutory Liens incidental to the conduct of its business or the ownership of its property and assets that (i) were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and (ii) do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

     (c)     Liens on property or assets of a Subsidiary to secure obligations of such Subsidiary to Borrower or a Guarantor of Payment;

     (d)     purchase money Liens on fixed assets securing the loans or capital leases pursuant to
               Section 5.8(j) hereof, provided that such Lien is limited to the purchase price and only attaches to the property being acquired;

     (e)     Liens on life insurance policies arising from the pledging of the cash surrender value of life insurance policies securing Indebtedness, provided, however, that such Liens shall not extend to any other property or assets of any Company;

     (f)     minor title defects, liens or encumbrances consisting of minor survey exceptions or encumbrances including easements or rights-of-way for sewers, water lines, utility lines and other similar purposes, and zoning or other restrictions as to the use of real property, which title defects, liens and encumbrances do not, in the aggregate, materially impair the use of such real property in the operation of Borrower's activities and business;

     (g)     in addition to Liens permitted pursuant to subparts (a) through (f) above, such other statutory or consensual Liens (other than a Lien as a result of an ERISA Event) as may from time to time arise or be created; provided, however, that the aggregate principal amount secured by all such
               Liens shall not exceed Two Million Five Hundred Thousand Dollars ($2,500,000) at any time.

No Company shall enter into any contract or agreement that would prohibit Agent or the Banks from acquiring a security interest, mortgage or other Lien on, or a collateral assignment of, any of the property or assets of a Company.

SECTION 5.10     REGULATIONS U and X.  No Company shall take any action that would result in any non-compliance of the Loans with Regulations U and X of the Board of Governors of the Federal Reserve System.

SECTION 5.11     INVESTMENTS AND LOANS.  No Company shall (a) create, acquire or hold any Subsidiary, (b) make or hold any investment in any stocks, bonds or securities of any kind, (c) be or become a party to any joint venture or other partnership without the prior written consent of Agent and the Required Banks, (d) make or keep outstanding any advance or loan to any Person, or (e) be or become a Guarantor of any kind, except guarantees only for Indebtedness of the Companies incurred or permitted pursuant to this Agreement; provided, that this Section shall not apply to:

     (i)      any endorsement of a check or other medium of payment for deposit or collection through normal banking channels or similar transaction in the normal course of business;

     (ii)     any investment in direct obligations of the United States of America or in certificates of deposit issued by a member bank of the Federal Reserve System;

     (iii)    any investment in commercial paper or securities that at the time of such investment is assigned the highest quality rating in accordance with the rating systems employed by either Moody's or
               Standard & Poor's;

     (iv)    the holding of Subsidiaries listed on Schedule 6.1 attached hereto and made a part hereof;

     (v)     loans or advances made by the Companies to The Davey Foundation so long as the aggregate amount of all such loans and advances made by the Companies does not exceed One Hundred
              Thousand Dollars ($100,000) at any time;

     (vi)    loans to a Company from a Company so long as each such Company is Borrower or a Guarantor of Payment;

     (vii)   loans or advances made by the Companies to the respective employees of the Companies in the ordinary course of business so long as the aggregate principal amount of all such loans and advances does not exceed Five Hundred Thousand Dollars ($500,000) at any time;

     (viii)   voluntary contributions in excess of mandatory matching contributions made by the Companies to the Davey ESOT so long as the aggregate amount of all such contributions made during any fiscal year of Borrower does not exceed Five Hundred Thousand Dollars ($500,000);

     (ix)     Acquisitions made by the Companies pursuant to Section 5.13 hereof, and the creation of
                Subsidiaries in connection therewith so long as each such Subsidiary becomes a Guarantor of
                Payment if required pursuant to Section 5.20 hereof;

     (x)      loans or advances made by Borrower to, or investments made by Borrower in, Davey Tree
               Expert Co., of Canada, Limited in the ordinary course of Borrower's business; and

     (xi)     purchases or investments made by Borrower in securities or joint ventures, or loans made by
                Borrower, not otherwise in compliance with this Section 5.11, provided that the aggregate amount of all such purchases, investments and loans for made by Borrower does not exceed
                One Million Dollars ($1,000,000) at any time.

SECTION 5.12     MERGER AND SALE OF ASSETS.  No Company shall merge or consolidate with any other Person, or sell, lease or transfer or otherwise dispose of any assets to any Person other than in the ordinary course of business, except that, if no Default or Event of Default shall then exist or immediately thereafter shall begin to exist:

     (a)     any Subsidiary may merge or consolidate with (i) Borrower (provided that Borrower shall be the continuing or surviving Person) or (ii) any one or more Guarantors of Payment, provided that either (A) the continuing or surviving Person shall be a Wholly-Owned Subsidiary that is a
              Guarantor of Payment, or (B) after giving effect to any merger pursuant to this sub-clause (ii),
              Borrower and/or one or more Wholly-Owned Subsidiaries that are Guarantors of Payment shall own not less than the same percentage of the outstanding Voting Power of the continuing or surviving Person as Borrower and/or one or more Wholly-Owned Subsidiaries (that are
              Guarantors of Payment) owned of the merged Subsidiary immediately prior to such merger, or

     (b)     any Subsidiary may sell, lease, transfer or otherwise dispose of any of its assets to (i) Borrower,
              (ii) any Wholly-Owned Subsidiary that is a Guarantor of Payment, or (iii) any Guarantor of
              Payment, of which Borrower and/or one or more Wholly-Owned Subsidiaries, that are
              Guarantors of Payment, shall own not less than the same percentage of Voting Power as
              Borrower and/or one or more Wholly-Owned Subsidiaries (that are Guarantors of Payment) then own of the Subsidiary making such sale, lease, transfer or other disposition.

SECTION 5.13     ACQUISITIONS.  Without the prior written consent of Agent and the Required Banks, no Company shall effect an Acquisition; provided; however, that, so long as no Default or Event of Default shall then exist or immediately thereafter shall begin to exist, this Section shall not apply to any Acquisition by Borrower or a Guarantor of Payment so long as (a) Borrower or such Guarantor of Payment is the surviving entity; (b) the business to be acquired is similar to the lines of business of the Companies; (c) the Person to be acquired is organized under the laws of the United States; (d) the Companies are in full compliance with the Loan Documents both prior to and subsequent to the transaction; (e) if the total aggregate consideration to be paid pursuant to such Acquisition is in excess of Ten Million Dollars ($10,000,000), Borrower shall provide to Agent and the Banks, at least thirty (30) days prior to such Acquisition, historical financial statements of the target entity and a pro forma financial statement of the Companies accompanied by a certificate of a Financial Officer of Borrower showing pro forma compliance with Section 5.7 hereof, both before and after the proposed Acquisition; and (f) Borrower shall have obtained the prior written consent of Agent and the Required Banks with respect to any Acquisition by a Company (i) in which the aggregate consideration paid by the Companies exceeds the aggregate amount of Twenty Million Dollars ($20,000,000), or (ii) which, when added to all other Acquisitions for all Companies after the Closing Date, would exceed the aggregate amount of Thirty Million Dollars ($30,000,000).

SECTION 5.14     NOTICE.  Borrower shall cause a Financial Officer of Borrower to promptly notify Agent and the Banks whenever any Default or Event of Default may occur hereunder or any representation or warranty made in Article VI hereof or elsewhere in this Agreement or in any Related Writing may for any reason cease in any material respect to be true and complete.

SECTION 5.15     ENVIRONMENTAL COMPLIANCE.  Each Company shall comply in all material respects with any and all Environmental Laws including, without limitation, all Environmental Laws in jurisdictions in which any Company owns or operates a facility or site, arranges for disposal or treatment of hazardous substances, solid waste or other wastes, accepts for transport any hazardous substances, solid waste or other wastes or holds any interest in real property or otherwise. Borrower shall furnish to the Banks, promptly after receipt thereof, a copy of any notice any Company may receive from any governmental authority, private Person or otherwise that any material litigation or proceeding pertaining to any environmental, health or safety matter has been filed or is threatened against such Company, any real property in which such Company holds any interest or any past or present operation of such Company. No Company shall allow the release or disposal of any material amount of hazardous waste, solid waste or other wastes on, under or to any real property in which any Company holds any interest or performs any of its operations, in violation of any Environmental Law.  With respect to any violation by any Company of any Environmental Law existing on the Closing Date or, so long as Borrower shall have provided notice to Agent, any violation by any Company of any Environmental Law that arises after the Closing Date, such Company shall comply in all material respects with any consent order or other remediation plan.  As used in this Section, "litigation or proceeding" means any demand, claim, notice, suit, suit in equity action, administrative action, investigation or inquiry whether brought by any governmental authority, private Person or otherwise. Borrower shall defend, indemnify and hold Agent and the Banks harmless against all costs, expenses, claims, damages, penalties and liabilities of every kind or nature whatsoever (including reasonable attorneys' fees) arising out of or resulting from the noncompliance of any Company with any Environmental Law.  Such indemnification shall survive any termination of this Agreement.

SECTION 5.16     AFFILIATE TRANSACTIONS.  No Company shall, or shall permit any Subsidiary to, directly or indirectly, enter into or permit to exist any material transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of a Company on terms that are less favorable to such Company or such Subsidiary, as the case may be, than those that might be obtained at the time in a transaction with a non‑Affiliate; provided, however, that the foregoing shall not prohibit the payment of customary and reasonable directors' fees to directors who are not employees of a Company or any Affiliate of a Company.

SECTION 5.17     USE OF PROCEEDS.  Borrower's use of the proceeds of the Revolving Credit Notes shall be solely for working capital and other general corporate purposes of Borrower and its Subsidiaries.

SECTION 5.18     CORPORATE NAMES.  No Company shall change its corporate name, unless, in each case, Borrower shall provide each Bank with ten (10) days prior written notice thereof.

SECTION 5.19     MANAGEMENT AGREEMENTS.  No Company shall make or enter into any so-called management agreement whereby management, supervision or control of its business, or any of the principal functions of any Company shall be delegated to any Person other than its duly elected Board of Directors.

SECTION 5.20     SUBSIDIARY GUARANTIES.  Each Subsidiary or other affiliate of a Company created, acquired or held subsequent to the Closing Date, shall immediately execute and deliver to Agent a Guaranty of Payment of all of the Debt, such agreement to be in form and substance acceptable to Agent and the Required Banks, along with such corporate governance and authorization documents and an opinion of counsel as may be deemed necessary or advisable by Agent and the Required Banks; provided, however, that (a) a Subsidiary shall not be required to execute such Guaranty of Payment so long as (i) the book value of the total assets of such Subsidiary is less than One Million Dollars ($1,000,000), (ii) the aggregate of the total assets of all such Subsidiaries with total asset values of less than One Million Dollars ($1,000,000) does not exceed the aggregate amount of Five Million Dollars ($5,000,000), and (iii) the amount of total net sales of such Subsidiary is less than One Million Dollars ($1,000,000); and (b) a Foreign Subsidiary shall not be required to execute a Guaranty of Payment to the extent that such Guaranty of Payment will result in adverse tax consequences for Borrower.  In the event that the book value of the total assets and/or the amount of total net sales of any Subsidiary that is not a Guarantor of Payment are at any time equal to or greater than One Million Dollars ($1,000,000), Borrower shall provide Agent and the Banks with prompt written notice of such asset value.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants that the statements set forth in this Article VI are true, correct and complete.

SECTION 6.1     CORPORATE EXISTENCE; SUBSIDIARIES; FOREIGN QUALIFICATION.  Each Company is a corporation duly organized, validly existing, and in good standing under the laws of its state of incorporation and is duly qualified and authorized to do business and is in good standing as a foreign corporation in the jurisdictions set forth opposite its name on Schedule 6.1 hereto, which are all of the states or jurisdictions where the character of its property or its business activities makes such qualification necessary, except where the failure to so qualify will not cause or result in a Material Adverse Effect. Schedule 6.1 hereto sets forth each Subsidiary of Borrower, its state of incorporation, the location of its chief executive offices and its principal place of business.  Borrower owns all of the capital stock of each of its Subsidiaries.

SECTION 6.2     CORPORATE AUTHORITY.  Borrower has the right and power and is duly authorized and empowered to enter into, execute and deliver the Loan Documents to which it is a party and to perform and observe the provisions of the Loan Documents.  The Loan Documents to which Borrower is a party have been duly authorized and approved by Borrower's Board of Directors and are the valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms.  The execution, delivery and performance of the Loan Documents will not conflict with nor result in any breach in any of the provisions of, or constitute a default under, or result in the creation of any Lien (other than Liens permitted under Section 5.9 of this Agreement) upon any assets or property of Borrower under the provisions of, Borrower's Organizational Documents or any agreement.

SECTION 6.3     COMPLIANCE WITH LAWS.  Each Company:

     (a)     holds all material permits, certificates, licenses, orders, registrations, franchises, authorizations, and other approvals from federal, state, local, and foreign governmental and regulatory bodies necessary for the conduct of its business and is in compliance with all applicable laws relating thereto;

     (b)     is in compliance with all material federal, state, local, or foreign applicable statutes, rules, regulations, and orders including, without limitation, those relating to environmental protection, occupational safety and health, and equal employment practices; and

     (c)     is not in violation of or in default under any material agreement to which it is a party or by which its assets are subject or bound.

SECTION 6.4     LITIGATION AND ADMINISTRATIVE PROCEEDINGS.  Except as disclosed on Schedule 6.4 hereto, to the best of Borrower's knowledge, there are (a) no lawsuits, actions, investigations, or other proceedings pending or threatened against any Company, or in respect of which any Company may have any liability, in any court or before any governmental authority, arbitration board, or other tribunal, (b) no orders, writs, injunctions, judgments, or decrees of any court or government agency or instrumentality to which any Company is a party or by which the property or assets of any Company are bound, and (c) no grievances, disputes, or controversies outstanding with any union or other organization of the employees of any Company, or threats of work stoppage, strike, or pending demands for collective bargaining, which, as to subsections (a) through (c) above, would reasonably be expected to have a material adverse effect on the business, operation or condition (financial or otherwise) of the Companies taken as a whole.

SECTION 6.5     TITLE TO ASSETS.  Each Company has good title to and ownership of all property it purports to own, which property is free and clear of all Liens, except those permitted under Section 5.9 hereof.

SECTION 6.6     LIENS AND SECURITY INTERESTS.  On and after the Closing Date, except for Liens permitted pursuant to Section 5.9 hereof, (a) there is no financing statement outstanding covering any personal property of any Company; (b) there is no mortgage outstanding covering any real property of any Company; and (c) no real or personal property of any Company is subject to any security interest or Lien of any kind.  No Company has entered into any contract or agreement that exists on or after the Closing Date that would prohibit Agent or the Banks from acquiring a security interest, mortgage or other Lien on, or a collateral assignment of, any of the property or assets of any Company.

SECTION 6.7     TAX RETURNS.  All federal, state and local tax returns and other reports required by law to be filed in respect of the income, business, properties and employees of each Company have been filed and all taxes, assessments, fees and other governmental charges that are due and payable have been paid, except as otherwise permitted herein or the failure to do so does not and will not cause or result in a Material Adverse Effect.  The provision for taxes on the books of each Company is adequate for all years not closed by applicable statutes and for the current fiscal year.

SECTION 6.8     ENVIRONMENTAL LAWS.  Each Company is in material compliance with any and all Environmental Laws, including, without limitation, all Environmental Laws in all jurisdictions in which any Company owns or operates, or has owned or operated, a facility or site, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other wastes, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise. No material litigation or proceeding arising under, relating to or in connection with any Environmental Law is pending or, to the best knowledge of each Company, threatened, against any Company, any real property in which any Company holds or has held an interest or any past or present operation of any Company. No release, threatened release or disposal of any material amount of hazardous waste, solid waste or other wastes is occurring, or has occurred (other than those that are currently being cleaned up in accordance with Environmental Laws), on, under or to any real property in which any Company holds any interest or performs any of its operations, in violation of any Environmental Law. As used in this Section, "litigation or proceeding" means any demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any governmental authority, private Person or otherwise.

SECTION 6.9     CONTINUED BUSINESS.  There exists no actual, pending, or, to Borrower's knowledge, any threatened termination, cancellation or limitation of, or any modification or change in the business relationship of any Company and any customer or supplier, or any group of customers or suppliers, whose purchases or supplies, if terminated, cancelled or limited would have a Material Adverse Effect, and there exists no present condition or state of facts or circumstances that would materially affect adversely any Company in any respect or prevent a Company from conducting such business or the transactions contemplated by this Agreement in substantially the same manner in which it was previously conducted.

SECTION 6.10     EMPLOYEE BENEFITS PLANS.  Schedule 6.10 hereto identifies each ERISA Plan.  No ERISA Event has occurred or is expected to occur with respect to an ERISA Plan.  Full payment has been made of all amounts which a Controlled Group member is required, under applicable law or under the governing documents, to have been paid as a contribution to or a benefit under each ERISA Plan.  The liability of each Controlled Group member with respect to each ERISA Plan has been fully funded based upon reasonable and proper actuarial assumptions, has been fully insured, or has been fully reserved for on its financial statements.  No changes have occurred or are expected to occur that would cause a material increase in the cost of providing benefits under the ERISA Plan.  With respect to each ERISA Plan that is intended to be qualified under Code Section 401(a):  (a) the ERISA Plan and any associated trust operationally comply with the applicable requirements of Code Section 401(a), (b) the ERISA Plan and any associated trust have been amended to comply with all such requirements as currently in effect, other than those requirements for which a retroactive amendment can be made within the "remedial amendment period" available under Code Section 401(b) (as extended under Treasury Regulations and other Treasury pronouncements upon which taxpayers may rely), (c) the ERISA Plan and any associated trust have received a favorable determination letter from the Internal Revenue Service stating that the ERISA Plan qualifies under Code Section 401(a), that the associated trust qualifies under Code Section 501(a) and, if applicable, that any cash or deferred arrangement under the ERISA Plan qualifies under Code Section 401(k), unless the ERISA Plan was first adopted at a time for which the above-described "remedial amendment period" has not yet expired, (d) the ERISA Plan currently satisfies the requirements of Code Section 410(b), without regard to any retroactive amendment that may be made within the above-described "remedial amendment period", and (e) no contribution made to the ERISA Plan is subject to an excise tax under Code Section 4972.  With respect to any Pension Plan, the "accumulated benefit obligation" of Controlled Group members with respect to the Pension Plan (as determined in accordance with Statement of Accounting Standards No. 87, "Employers' Accounting for Pensions") does not exceed the fair market value of Pension Plan assets. If all Controlled Group members withdrew from all Multiemployer Plans in a "complete withdrawal" (within the meaning of ERISA Section 4203) such withdrawal would not result in a Material Adverse Effect.

SECTION 6.11     CONSENTS OR APPROVALS.  No consent, approval or authorization of, or filing, registration or qualification with, any governmental authority or any other Person is required to be obtained or completed by Borrower in connection with the execution, delivery or performance of any of the Loan Documents, that has not already been obtained or completed.

SECTION 6.12     SOLVENCY.  Borrower has received consideration that is the reasonable equivalent value of the obligations and liabilities that Borrower has incurred to the Banks. Borrower is not insolvent as defined in any applicable state or federal statute, nor will Borrower be rendered insolvent by the execution and delivery of the Loan Documents to Agent and the Banks. Borrower is not engaged or about to engage in any business or transaction for which the assets retained by it are or will be an unreasonably small amount of capital, taking into consideration the obligations to Agent and the Banks incurred hereunder. Borrower does not intend to, nor does it believe that it will, incur debts beyond its ability to pay such debts as they mature.

SECTION 6.13     FINANCIAL STATEMENTS.  The audited Consolidated financial statements of Borrower for the fiscal year ended December 31, 2001, and the unaudited Consolidated interim financial statements of Borrower for the fiscal quarter ended September 30, 2002, furnished to Agent and the Banks, are true and complete, have been prepared in accordance with GAAP, and fairly present the Companies' financial condition as of the date of such financial statements and the results of their operations for the periods then ending.  Since the date of such statements, there has been no material adverse change in any Company's financial condition, properties or business nor any material change in any Company's accounting procedures.

SECTION 6.14     REGULATIONS.  Borrower is not engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any "margin stock" (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States of America). Neither the granting of any Loan (or any conversion thereof) nor the use of the proceeds of any Loan will violate, or be inconsistent with, the provisions of Regulation U or X of said Board of Governors.

SECTION 6.15     INTELLECTUAL PROPERTY.  Each Company owns, possesses, or has the right to use all of the patents, patent applications, trademarks, service marks, copyrights, licenses, and rights with respect to the foregoing necessary for the conduct of its business without any known conflict with the rights of others.

SECTION 6.16     INSURANCE.  Each Company maintains with financially sound and reputable insurers insurance with coverage and limits as required by law and as is customary with persons engaged in the same businesses as the Companies.

SECTION 6.17     ACCURATE AND COMPLETE STATEMENTS.  Neither the Loan Documents nor any written statement made by any Company in connection with any of the Loan Documents contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or in the Loan Documents not misleading.  After due inquiry by Borrower, there is no known fact that any Company has not disclosed to Agent and the Banks that has or would have a Material Adverse Effect.

SECTION 6.18     DEFAULTS.  No Default or Event of Default exists hereunder, nor will any begin to exist immediately after the execution and delivery hereof.

ARTICLE VII

EVENTS OF DEFAULT

Each of the following shall constitute an Event of Default hereunder:

SECTION 7.1     PAYMENTS.  If (a) the interest on any Note or any commitment or other fee shall not be paid in full punctually when due and payable or within five (5) days thereafter, or (b) the principal of any Note shall not be paid in full punctually when due and payable.

SECTION 7.2     SPECIAL COVENANTS.  If any Company or any Obligor shall fail or omit to perform and observe Sections 5.7, 5.8, 5.9, 5.11, 5.12 or 5.13 hereof.

SECTION 7.3     OTHER COVENANTS.  If  any Company or any Obligor shall fail or omit to perform and observe any agreement or other provision (other than those referred to in Sections 7.1 or 7.2 hereof) contained or referred to in this Agreement or any Related Writing that is on such Company's or Obligor's part, as the case may be, to be complied with, and that Default shall not have been fully corrected within thirty (30) days after the giving of written notice thereof to Borrower by Agent or any Bank that the specified Default is to be remedied.

SECTION 7.4     REPRESENTATIONS AND WARRANTIES.  If any representation, warranty or statement made in or pursuant to this Agreement or any Related Writing or any other material information furnished by any Company or any Obligor to the Banks or any thereof or any other holder of any Note, shall be false or erroneous.

SECTION 7.5     CROSS DEFAULT.  If any Company or any Obligor shall default (a) in the payment of principal, interest or fees due and owing with respect to any Material Indebtedness Agreement beyond any period of grace provided with respect thereto, or (b) in the performance or observance of any other agreement, term or condition contained in any Material Indebtedness Agreement, if the effect of such default is to allow the acceleration of the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity.

SECTION 7.6     ERISA DEFAULT.  The occurrence of one or more ERISA Events that (a) the Required Banks determine could have a Material Adverse Effect, or (b) results in a Lien on any of the assets of any Company in excess, for all such Liens, of Two Hundred Fifty Thousand Dollars ($250,000).

SECTION 7.7     CHANGE IN CONTROL.  If any Change in Control shall occur.

SECTION 7.8     MONEY JUDGMENT.  A final judgment or order for the payment of money shall be rendered against any Company or any Obligor by a court of competent jurisdiction, that remains unpaid or unstayed and undischarged for a period (during which execution shall not be effectively stayed) of thirty (30) days after the date on which the right to appeal has expired, provided that the aggregate of all such judgments for all such Companies and Obligors shall exceed Five Hundred Thousand Dollars ($500,000).

SECTION 7.9     MATERIAL ADVERSE CHANGE.  There shall have occurred any condition or event that Agent or the Required Banks determine has or is reasonably likely to have a material adverse effect on the business, prospects, operations or financial condition of the Companies taken as a whole, or on the rights and remedies of Agent or the Banks under the Loan Documents or the ability of Borrower or any of its Subsidiaries to perform their respective obligations under the Loan Documents.

SECTION 7.10     VALIDITY OF LOAN DOCUMENTS.  (a) Any material provision of any Loan Document shall at any time for any reason cease to be valid and binding and enforceable against Borrower or any Guarantor of Payment; (b) the validity, binding effect or enforceability of any Loan Document against Borrower or any Guarantor of Payment shall be contested by any Company or any other Obligor; (c) Borrower or any Guarantor of Payment shall deny that it has any or further liability or obligation thereunder; or (d) any Loan Document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to Agent and the Banks the benefits purported to be created thereby.

SECTION 7.11     SOLVENCY.  If Borrower, any Guarantor of Payment or Davey Tree Expert Co., of Canada, Limited shall (a) discontinue business, (b) generally not pay its debts as such debts become due, (c) make a general assignment for the benefit of creditors, (d) apply for or consent to the appointment of a receiver, a custodian, a trustee, an interim trustee or liquidator of all or a substantial part of its assets, (e) be adjudicated a debtor or have entered against it an order for relief under Title 11 of the United States Code, as the same may be amended from time to time, (f) file a voluntary petition in bankruptcy, have an involuntary proceeding filed against it and the same shall continue undismissed for a period of thirty (30) days from commencement of such proceeding or case, or file a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal or state) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal or state) relating to relief of debtors, (g) suffer or permit to continue unstayed and in effect for thirty (30) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, that approves a petition seeking its reorganization or appoints a receiver, custodian, trustee, interim trustee or liquidator of all or a substantial part of its assets, or (h) take, or omit to take, any action in order thereby to effect any of the foregoing.

ARTICLE VIII

REMEDIES UPON DEFAULT

Notwithstanding any contrary provision or inference herein or elsewhere,

SECTION 8.1     OPTIONAL DEFAULTS.  If any Event of Default referred to in Section 7.1, 7.2., 7.3, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9 or 7.10 hereof shall occur, Agent may, with the consent of the Required Banks, and shall, at the request of the Required Banks, give written notice to Borrower, to:

     (a)     terminate the Commitment and the credits hereby established, if not previously terminated, and, immediately upon such election, the obligations of the Banks, and each thereof, to make any further Loan and the obligation of Agent to issue any Letter of Credit hereunder  immediately shall be terminated, and/or

     (b)     accelerate the maturity of all of the Debt (if the Debt is not already due and payable), whereupon all of the Debt shall become and thereafter be immediately due and payable in full without any presentment or demand and without any further or other notice of any kind, all of which are hereby waived by Borrower.

SECTION 8.2     AUTOMATIC DEFAULTS.  If any Event of Default referred to in Section 7.11 hereof shall occur:

     (a)     all of the Commitment and the credits hereby established shall automatically and immediately terminate, if not previously terminated, and no Bank thereafter shall be under any obligation to grant any further Loan, nor shall Agent be obligated to issue any Letter of Credit hereunder, and

     (b)     the outstanding principal, interest and any other amounts on all of the Notes, and all of the other
              Debt to the Banks, shall thereupon become and thereafter be immediately due and payable in full
              (if the Debt is not already due and payable), all without any presentment, demand or notice of any kind, which are hereby waived by Borrower.

SECTION 8.3     LETTERS OF CREDIT.  If the maturity of the Notes is accelerated pursuant to Sections 8.1 or 8.2 hereof, Borrower shall immediately deposit with Agent, as security for Borrower's and any Guarantor of Payment's obligations to reimburse Agent and the Banks for any then outstanding Letters of Credit, cash equal to the sum of the aggregate undrawn balance of any then outstanding Letters of Credit.  Agent and the Banks are hereby authorized, at their option, to deduct any and all such amounts from any deposit balances then owing by any Bank to or for the credit or account of any Company, as security for Borrower's and any Guarantor of Payment's obligations to reimburse Agent and the Banks for any then outstanding Letters of Credit.

SECTION 8.4     OFFSETS.  In addition to the rights and remedies of Agent and the Banks provided elsewhere in this Agreement or in any other Loan Document, or otherwise provided in law or equity, if there shall occur or exist any Event of Default referred to in Section 7.11 hereof or if the maturity of the Notes is accelerated pursuant to Section 8.1 or 8.2 hereof, Agent and each Bank (and/or such Bank's affiliates) shall have the right at any time to set off against, and to appropriate and apply toward the payment of, any and all Debt then owing by Borrower to Agent or that Bank (including, without limitation, any participation purchased or to be purchased pursuant to Section 8.5 hereof), whether or not the same shall then have matured, any and all deposit balances and all other indebtedness then held or owing by Agent or that Bank (and such Bank's affiliates) to or for the credit or account of Borrower or any Guarantor of Payment, all without notice to or demand upon Borrower or any other Person, all such notices and demands being hereby expressly waived by Borrower.

SECTION 8.5     EQUALIZATION PROVISION.  Each Bank agrees with the other Banks that if it, at any time, shall obtain any Advantage over the other Banks or any thereof in respect of the Debt (except under Article III hereof), it shall purchase from the other Banks, for cash and at par, such additional participation in the Debt as shall be necessary to nullify the Advantage. If any such Advantage resulting in the purchase of an additional participation as aforesaid shall be recovered in whole or in part from the Bank receiving the Advantage, each such purchase shall be rescinded, and the purchase price restored (but without interest unless the Bank receiving the Advantage is required to pay interest on the Advantage to the Person recovering the Advantage from such Bank) ratably to the extent of the recovery.  Each Bank further agrees with the other Banks that if it at any time shall receive any payment for or on behalf of Borrower on any indebtedness owing by Borrower to that Bank by reason of offset of any deposit or other indebtedness, it will apply such payment first to any and all Debt owing by Borrower to that Bank (including, without limitation, any participation purchased or to be purchased pursuant to this Section or any other Section of this Agreement).  Borrower agrees that any Bank so purchasing a participation from the other Banks or any thereof pursuant to this Section may exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank was a direct creditor of Borrower in the amount of such participation.

ARTICLE IX

THE AGENT

The Banks authorize KeyBank National Association and KeyBank National Association hereby agrees to act as agent for the Banks in respect of this Agreement upon the terms and conditions set forth elsewhere in this Agreement, and upon the following terms and conditions:

SECTION 9.1     APPOINTMENT AND AUTHORIZATION.  Each Bank hereby irrevocably appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers hereunder as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Neither Agent nor any of its affiliates, directors, officers, attorneys or employees shall be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct.

SECTION 9.2     NOTE HOLDERS.  Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with it, signed by such payee and in form satisfactory to Agent.

SECTION 9.3     CONSULTATION WITH COUNSEL.  Agent may consult with legal counsel selected by it and shall not be liable for any action taken or suffered in good faith by it in accordance with the opinion of such counsel.

SECTION 9.4     DOCUMENTS.  Agent shall not be under any duty to examine into or pass upon the validity, effectiveness, genuineness or value of any Loan Documents or any other Related Writing furnished pursuant hereto or in connection herewith or the value of any collateral obtained hereunder, and Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.

SECTION 9.5     AGENT AND AFFILIATES.  With respect to the Loans, Agent shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not Agent, and Agent and its affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Company or any affiliate thereof.

SECTION 9.6     KNOWLEDGE OF DEFAULT.  It is expressly understood and agreed that Agent shall be entitled to assume that no Default or Event of Default has occurred, unless Agent has been notified by Borrower pursuant to Section 5.14 hereof or by a Bank in writing that such Bank believes that a Default or Event of Default has occurred and is continuing and specifying the nature thereof.

SECTION 9.7     ACTION BY AGENT.  So long as Agent shall be entitled, pursuant to Section 9.6 hereof, to assume that no Default or Event of Default shall have occurred and be continuing, Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights that may be vested in it by, or with respect to taking or refraining from taking any action or actions that it may be able to take under or in respect of, this Agreement. Agent shall incur no liability under or in respect of this Agreement by acting upon any notice, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything that it may do or refrain from doing in the reasonable exercise of its judgment, or that may seem to it to be necessary or desirable in the premises.

SECTION 9.8     NOTICES, DEFAULT, ETC.  In the event that Agent shall have acquired actual knowledge of any Default or Event of Default, Agent shall promptly notify the Banks and shall take such action and assert such rights under this Agreement as the Required Banks shall direct and Agent shall inform the other Banks in writing of the action taken. Agent may take such action and assert such rights as it deems to be advisable, in its discretion, for the protection of the interests of the holders of the Notes.

SECTION 9.9     INDEMNIFICATION OF AGENT.  The Banks agree to indemnify Agent (to the extent not reimbursed by Borrower) ratably, according to their respective Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Agent in its capacity as agent in any way relating to or arising out of this Agreement or any Loan Document or any action taken or omitted by Agent with respect to this Agreement or any Loan Document, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys' fees) or disbursements resulting from Agent's gross negligence, willful misconduct or from any action taken or omitted by Agent in any capacity other than as agent under this Agreement.

SECTION 9.10     SUCCESSOR AGENT.  Agent may resign as agent hereunder by giving not fewer than thirty (30) days prior written notice to Borrower and the Banks.  If Agent shall resign under this Agreement, then either (a) the Required Banks shall appoint from among the Banks a successor agent for the Banks (with the consent of Borrower so long as an Event of Default has not occurred and which consent shall not be unreasonably withheld), or (b) if a successor agent shall not be so appointed and approved within the thirty (30) day period following Agent's notice to the Banks of its resignation, then Agent shall appoint a successor agent that shall serve as agent until such time as the Required Banks appoint a successor agent.  Upon its appointment, such successor agent shall succeed to the rights, powers and duties as agent, and the term "Agent" shall mean such successor effective upon its appointment, and the former agent's rights, powers and duties as agent shall be terminated without any other or further act or deed on the part of such former agent or any of the parties to this Agreement.

ARTICLE X

MISCELLANEOUS

SECTION 10.1     BANKS' INDEPENDENT INVESTIGATION.  Each Bank, by its signature to this Agreement, acknowledges and agrees that Agent has made no representation or warranty, express or implied, with respect to the creditworthiness, financial condition, or any other condition of any Company or with respect to the statements contained in any information memorandum furnished in connection herewith or in any other oral or written communication between Agent and such Bank. Each Bank represents that it has made and shall continue to make its own independent investigation of the creditworthiness, financial condition and affairs of the Companies in connection with the extension of credit hereunder, and agrees that Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect thereto (other than such notices as may be expressly required to be given by Agent to the Banks hereunder), whether coming into its possession before the granting of the first Loans hereunder or at any time or times thereafter.

SECTION 10.2     NO WAIVER; CUMULATIVE REMEDIES.  No omission or course of dealing on the part of Agent, any Bank or the holder of any Note in exercising any right, power or remedy hereunder or under any of the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or under any of the Loan Documents. The remedies herein provided are cumulative and in addition to any other rights, powers or privileges held by operation of law, by contract or otherwise.

SECTION 10.3     AMENDMENTS, CONSENTS.  No amendment, modification, termination, or waiver of any provision of any Loan Document nor consent to any variance therefrom, shall be effective unless the same shall be in writing and signed by the Required Banks and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  Anything herein to the contrary notwithstanding, unanimous consent of the Banks shall be required with respect to (a) any increase in the Commitment hereunder, (b) the extension of maturity of the Notes, the payment date of interest or principal thereunder, or the payment of commitment or other fees or amounts payable hereunder, (c) any reduction in the rate of interest on the Notes, or in any amount of principal or interest due on any Note, or the payment of commitment or other fees hereunder or any change in the manner of pro rata application of any payments made by Borrower to the Banks hereunder, (d) any change in any percentage voting requirement, voting rights, or the Required Banks definition in this Agreement, (e) the release of any Guarantor of Payment except for the release of a Guarantor of Payment in connection with a transaction expressly permitted pursuant to this Agreement, or (f) any amendment to this Section 10.3 or Section 8.5 hereof.  In addition, Section 10.12 hereof may not be amended without the prior written consent of any Designating Bank, as defined in Section 10.12 hereof, affected thereby.  Notice of amendments or consents ratified by the Banks hereunder shall immediately be forwarded by Borrower to all Banks. Each Bank or other holder of a Note shall be bound by any amendment, waiver or consent obtained as authorized by this Section, regardless of its failure to agree thereto.

SECTION 10.4     NOTICES.  All notices, requests, demands and other communications provided for hereunder shall be in writing addressed to each party at the address specified on the signature pages of this Agreement, or, as to each party, at such other address as shall be designated by such party in a written notice to each of the other parties.  All notices, statements, requests, demands and other communications provided for hereunder shall be deemed delivered (a) upon receipt when delivered in person, (b) upon receipt of electronic confirmation of error free transmission when sent by facsimile or other electronic means, (c) upon receipt when sent by nationally (or internationally, as the case may be) recognized overnight delivery service, or (d) forty-eight (48) hours after being deposited in the mail when sent by first class mail, registered mail, or certified mail.

SECTION 10.5     COSTS, EXPENSES AND TAXES.  Borrower agrees to pay on demand all costs and expenses of Agent, including, but not limited to, (a) syndication, administration, travel and out-of-pocket expenses, including but not limited to attorneys' fees and expenses, of Agent in connection with the preparation, negotiation and closing of the Loan Documents and the administration of the Loan Documents, the collection and disbursement of all funds hereunder and the other instruments and documents to be delivered hereunder, (b) extraordinary expenses of Agent in connection with the administration of the Loan Documents and the other instruments and documents to be delivered hereunder, and (c) the reasonable fees and out-of-pocket expenses of special counsel for the Banks, with respect to the foregoing, and of local counsel, if any, who may be retained by said special counsel with respect thereto. Borrower also agrees to pay on demand all costs and expenses of Agent and the Banks, including reasonable attorneys' fees, in connection with the restructuring or enforcement of the Debt, this Agreement or any Related Writing.  In addition, Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution and delivery of the Loan Documents, and the other instruments and documents to be delivered hereunder, and agrees to hold Agent and each Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes or fees.

SECTION 10.6     INDEMNIFICATION.  Borrower agrees to defend, indemnify and hold harmless Agent and the Banks (and their respective affiliates, officers, directors, attorneys, agents and  employees) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys' fees) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Agent or any Bank in connection with any investigative, administrative or judicial proceeding (whether or not such Bank or Agent shall be designated a party thereto) or any other claim by any Person relating to or arising out of any Loan Document or any actual or proposed use of proceeds of the Loans or any of the Debt, or any activities of any Company or any Obligor or any of their respective Affiliates; provided that no Bank nor Agent shall have the right to be indemnified under this Section for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction.  All obligations provided for in this Section 10.6 shall survive any termination of this Agreement.

SECTION 10.7     OBLIGATIONS SEVERAL; NO FIDUCIARY OBLIGATIONS.  The obligations of the Banks hereunder are several and not joint.  Nothing contained in this Agreement and no action taken by Agent or the Banks pursuant hereto shall be deemed to constitute the Banks a partnership, association, joint venture or other entity.  No default by any Bank hereunder shall excuse the other Banks from any obligation under this Agreement; but no Bank shall have or acquire any additional obligation of any kind by reason of such default.  The relationship among Borrower and the Banks with respect to the Loan Documents and the Related Writings is and shall be solely that of debtor and creditors, respectively, and neither Agent nor any Bank has any fiduciary obligation toward Borrower with respect to any such documents or the transactions contemplated thereby.

SECTION 10.8     EXECUTION IN COUNTERPARTS.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

SECTION 10.9     BINDING EFFECT; BORROWER'S ASSIGNMENT.  This Agreement shall become effective when it shall have been executed by Borrower, Agent and by each Bank and thereafter shall be binding upon and inure to the benefit of Borrower, Agent and each of the Banks and their respective successors and assigns, except that Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of Agent and all of the Banks.

SECTION 10.10     ASSIGNMENTS.

     (a)     Each Bank shall have the right, in accordance with the terms and conditions of this Section
               10.10, at any time or times to assign to one or more commercial banks, finance companies, insurance companies or other financial institution or fund which, in each case, in the ordinary course of business extends credit of the type contemplated herein and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of ERISA, without recourse, all or a percentage of all of such Bank's Commitment, all Loans made by such Bank, such Bank's Notes, and such Bank's interest in any participation purchased pursuant to Section
               2.1B or 8.5 hereof.

     (b)     No assignment may be consummated pursuant to this Section 10.10 without the prior written consent of Borrower and Agent (other than an assignment by any Bank to any affiliate of such
               Bank which affiliate is either wholly-owned by such Bank or is wholly-owned by a Person that wholly owns, either directly or indirectly, such Bank), which consent of Borrower and Agent shall not be unreasonably withheld; provided, however, that, Borrower's consent shall not be required if, (i) such assignment is to another Bank, or (ii) at the time of the proposed assignment, any Default or Event of Default shall then exist.  Anything herein to the contrary notwithstanding, any Bank may at any time make a collateral assignment of all or any portion of its rights under the Loan Documents to a Federal Reserve Bank, and no such assignment shall release such assigning Bank from its obligations hereunder.

     (c)     Each assignment made pursuant to this Section 10.10 shall be in a minimum amount of the lesser of Ten Million Dollars ($10,000,000) of the assignor's Commitment and interest herein or the entire amount of the assignor's Commitment and interest herein.

     (d)     Unless an assignment made pursuant to this Section 10.10 shall be to an affiliate of the assignor or the assignment shall be due to merger of the assignor or for regulatory purposes, either the assignor or the assignee shall remit to Agent, for its own account, an administrative fee of Three
               Thousand Five Hundred Dollars ($3,500).

     (e)     Unless an assignment made pursuant to this Section 10.10 shall be due to merger of the assignor or a collateral assignment for regulatory purposes, the assignor shall (i) cause the assignee to execute and deliver to Borrower and Agent an Assignment Agreement and (ii) execute and deliver, or cause the assignee to execute and deliver, as the case may be, to Agent such additional amendments, assurances and other writings as Agent may reasonably require.

     (f)     If an assignment made pursuant to this Section 10.10 is to be made to an assignee that is organized under the laws of any jurisdiction other than the United States or any state thereof, the assignor Bank shall cause such assignee, at least five (5) Business Days prior to the effective date of such assignment, (i) to represent to the assignor Bank (for the benefit of the assignor
               Bank, Agent and Borrower) that under applicable law and treaties no taxes will be required to be withheld by Agent, Borrower or the assignor with respect to any payments to be made to such assignee in respect of the Loans hereunder, (ii) to furnish to the assignor (and, in the case of any assignee registered in the Register (as defined below), Agent and Borrower) either (A) U.S.
               Internal Revenue Service Form W-8ECI or U.S. Internal Revenue Service Form W-8BEN or
                (B) United States Internal Revenue Service Form W‑8 or W‑9, as applicable (wherein such assignee claims entitlement to complete exemption from U.S. federal withholding tax on all interest payments hereunder), and (iii) to agree (for the benefit of the assignor, Agent and
               Borrower) to provide the assignor Bank (and, in the case of any assignee registered in the
               Register, Agent and Borrower) a new Form W-8ECI or Form W-8BEN or Form W‑8 or W‑9, as
               applicable, upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such assignee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

     (g)     Upon satisfaction of all applicable requirements specified in subparts (a) though (f) above,
               Borrower shall execute and deliver (i) to Agent, the assignor and the assignee, any consent or release (of all or a portion of the obligations of the assignor) required to be delivered by
               Borrower in connection with the Assignment Agreement, and (ii) to the assignee or the assignor
                (if applicable), an appropriate Note or Notes.  After delivery of the new Note or Notes, the assignor's Note or Notes being replaced shall be returned to Borrower marked "replaced".

     (h)     Upon satisfaction of all applicable requirements specified in subparts (a) though (f) above, and any other condition contained in this Section 10.10, (i) the assignee shall become and thereafter be deemed to be a "Bank" for the purposes of this Agreement, (ii) the Assignor shall be released from its obligations hereunder to the extent its interest has been assigned, (iii) in the event that the assignor's entire interest has been assigned, the assignor shall cease to be and thereafter shall no longer be deemed to be a "Bank" and (iv) the signature pages hereto and Schedule 1 hereto shall be automatically amended, without further action, to reflect the result of any such assignment.

     (i)      Agent shall maintain at the address for notices referred to in Section 10.4 hereof a copy of each
               Assignment Agreement delivered to it and a register (the "Register") for the recordation of the names and addresses of the Bank and the Commitment of, and principal amount of the Loans owing to, each Bank from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower, Agent and the Bank may treat each financial institution whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement.  The Register shall be available for inspection by Borrower or any
               Bank at any reasonable time and from time to time upon reasonable prior notice.

SECTION 10.11     PARTICIPATIONS.

     (a)     Each Bank shall have the right at any time or times, without the consent of Agent or Borrower, to sell one or more participations or sub-participations to a financial institution or other
                "accredited investor" (as defined in SEC Regulation D), as the case may be, in all or any part of such Bank's Commitment, such Bank's Commitment Percentage, any Loan made by such Bank, any Note delivered to such Bank pursuant to this Agreement, and such Bank's interest in any participation, if any, purchased pursuant to Section 2.1B or 8.5 or this Section 10.11.

     (b)     The provisions of Article III and Section 10.6 shall inure to the benefit of each purchaser of a participation or sub-participation and Agent shall continue to distribute payments pursuant to this Agreement as if no participation has been sold.

     (c)     If any Bank shall sell any participation or sub-participation pursuant to this Section 10.10, such
               Bank shall, as between itself and the purchaser, retain all of its rights (including, without limitation, rights to enforce against Borrower the Loan Documents and the Related Writings)
               and duties pursuant to the Loan Documents and the Related Writings, including, without limitation, such Bank's right to approve any waiver, consent or amendment pursuant to Section
               10.3, except if and to the extent that any such waiver, consent or amendment would:

     (i)      reduce any fee or commission allocated to the participation or sub-participation, as the case may be,

     (ii)     reduce the amount of any principal payment on any Loan allocated to the participation or sub-
               participation, as the case may be, or reduce the principal amount of any Loan so allocated or the rate of interest payable thereon, or

     (iii)    extend the time for payment of any amount allocated to the participation or sub-participation, as the case may be.

     (d)     No participation or sub-participation shall operate as a delegation of any duty of the seller thereof.

     (e)     Under no circumstance shall any participation or sub-participation be deemed a novation in respect of all or any part of the seller's obligations pursuant to this Agreement.

SECTION 10.12     DESIGNATION.

     (a)     Notwithstanding anything in this Agreement to the contrary, any Bank (a "Designating Bank")
               may grant to one or more special purpose funding vehicles (each an "SPV"), identified in writing from time to time by such Designating Bank to Agent and Borrower, the option to provide to Borrower all or any part of any Loan that such Designating Bank would otherwise be obligated to make to Borrower pursuant to this Agreement; provided that (i) nothing in this
               Section shall constitute a commitment by any SPV to make any Loan, and (ii) if an SPV designated by a Designating Bank to make Loans elects not to exercise such option or otherwise fails to provide all or any part of such Loan, such Designating Bank shall still be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPV hereunder shall reduce the availability under the Revolving Credit Commitment of the Designating Bank to the
               same extent, and as if, such Loan were made by such Designating Bank.

     (b)     As to any Loans or portion thereof made by an SPV, each such SPV shall have all of the rights that a Bank making such Loans or portion thereof would have under this Agreement; provided, however, that each SPV shall have granted its Designating Bank an irrevocable power of attorney to deliver and receive all communications and notices under this Agreement and any other Loan Document and to exercise, in its reasonable discretion, on behalf of such SPV, all of such SPV's voting rights under this Agreement.  No additional Note shall be required to evidence the Loans or portion thereof made by an SPV and the Designating Bank shall be deemed to hold its Note as agent for such SPV to the extent of the Loans or portion thereof funded by such SPV.  In addition, any payments for the account of any SPV shall be paid to its respective Designating Bank as agent for such SPV.

     (c)     Agent, Borrower and the Banks agree that no SPV shall be liable for an indemnity or payment under this Agreement for which a Bank would otherwise be liable and the Designating Bank shall remain liable for its Commitment Percentage of such indemnity or payment to the extent such Designating Bank would otherwise be liable.  In furtherance of the foregoing, Agent,
               Borrower and each of the Banks hereby agree (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all of the outstanding commercial paper or other senior indebtedness of any SPV, none of Agent,
               Borrower or any Bank shall institute against, or join any other Person in instituting against, such
               SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under the laws of the United States or any State thereof.

     (d)    In addition, notwithstanding anything to the contrary contained in this Section 10.12, or otherwise in this Agreement, any SPV may (i) at any time and without paying any processing fee therefor, assign (or grant a participation in) all or a portion of its interest in any Loans to its
               Designating Bank or to any financial institution providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans, and (ii) disclose on a confidential basis any non‑public information relating to the Loans made by such SPV to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancements to such SPV.  This Section 10.12 may not be amended without the prior written consent of any Designating Bank affected thereby.

SECTION 10.13     SEVERABILITY OF PROVISIONS; CAPTIONS; ATTACHMENTS.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. The several captions to Sections and subsections herein are inserted for convenience only and shall be ignored in interpreting the provisions of this Agreement.  Each schedule or exhibit attached to this Agreement shall be incorporated herein an shall be deemed to be a part hereof.

SECTION 10.14     INVESTMENT PURPOSE.  Each of the Banks represents and warrants to Borrower that it is entering into this Agreement with the present intention of acquiring any Note issued pursuant hereto for investment purposes only and not for the purpose of distribution or resale, it being understood, however, that each Bank shall at all times retain full control over the disposition of its assets.

SECTION 10.15     ENTIRE AGREEMENT.  This Agreement, any Note and any other Loan Document or other agreement, document or instrument attached hereto or executed on or as of the Closing Date integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof.

SECTION 10.16     GOVERNING LAW; SUBMISSION TO JURISDICTION.  This Agreement, each of the Notes and any Related Writing shall be governed by and construed in accordance with the laws of the State of Ohio and the respective rights and obligations of Borrower and the Banks shall be governed by Ohio law, without regard to principles of conflict of laws.  Borrower hereby irrevocably submits to the non‑exclusive jurisdiction of any Ohio state or federal court sitting in Cleveland, Ohio, over any action or proceeding arising out of or relating to this Agreement, the Debt or any Related Writing, and Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Ohio state or federal court.  Borrower, on behalf of itself and its Subsidiaries, hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the laying of venue in any action or proceeding in any such court as well as any right it may now or hereafter have to remove such action or proceeding, once commenced, to another court on the grounds of FORUM NON CONVENIENS or otherwise.  Borrower agrees that a final, nonappealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

SECTION 10.17     LEGAL REPRESENTATION OF PARTIES.  The Loan Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement or any other Loan Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.

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SECTION 10.18     JURY TRIAL WAIVER.  BORROWER, AGENT AND EACH OF THE BANKS WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWER, AGENT AND THE BANKS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

Address:	1500 North Mantua Street Kent, Ohio 44240 Attention: Chief Financial Officer	THE DAVEY TREE EXPERT COMPANY By: /s/ David E. Adante
David E. Adante, Executive Vice President, Chief Financial Officer and Secretary

and /s/ Bradley L. Comport
Bradley L. Comport, Treasurer

Address:	Key Center 127 Public Square Cleveland, Ohio 44114-1306 Attention: Large Corporate Group	KEYBANK NATIONAL ASSOCIATION, as a Bank and as Agent By: /s/ Brendan A. Lawlor
Brendan A. Lawlor, Vice President

Address:	1900 East Ninth Street Cleveland, Ohio 44114 Attention:	NATIONAL CITY BANK By: /s/ Patrick M. Pastore
Patrick M. Pastore, Senior Vice President

Address:	106 South Main Street Akron, Ohio 44308 Attention: TOW 24	FIRST MERIT BANK, N.A. By: /s/ Kathryn B. Nielsen
Kathryn B. Nielsen, Vice President

Address:	230 West Monroe Street Suite 2900 Chicago, Illinois 60606	WELLS FARGO BANK, NATIONAL ASSOCIATION By: /s/ Andrew T. Cavallari
Andrew T. Cavallari, Vice President